Exhibit 10.13

FORM OF AGREEMENT OF LIMITED PARTNERSHIP

OF

ECLIPSE HOLDINGS, L.P.

Dated as of                     , 2014

i

ii

		Page
Section 12.8.	Waiver of Jury Trial	32
Section 12.9.	Directly or Indirectly	32
Section 12.10.	Severability	32
Section 12.11.	Further Assurances	33
Section 12.12.	Title to Partnership Property	33
Section 12.13.	No Third Party Beneficiaries	33
Section 12.14.	Expenses	33
Section 12.15.	Legal Counsel	33
Section 12.16.	Counterparts	33
Section 12.17.	Confidentiality	33

iii

AGREEMENT OF LIMITED PARTNERSHIP

OF

ECLIPSE HOLDINGS, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of                     , 2014 (the “Effective Date”), is made and entered into by and among Eclipse Holdings GP, LLC, a Delaware limited liability company (the “General Partner”), EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership (“EnCap Fund VIII”), EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership (“EnCap Fund VIII Co-Investors”), EnCap Energy Capital Fund IX, L.P., a Texas limited partnership (“EnCap Fund IX”), The Hulburt Family II Limited Partnership, a Pennsylvania limited partnership (“HF II”), CKH Partners II, L.P., a Pennsylvania limited partnership (“CKH”), Kirkwood Capital, L.P., a Pennsylvania limited partnership (“Kirkwood”), and Eclipse Management, L.P., a Delaware limited partnership (“Eclipse Management”).

RECITALS:

A. The Partnership (as defined below) was formed pursuant to the filing of a Certificate of Limited Partnership (as amended, the “Certificate”) with the Secretary of State of Delaware on                     , 2014.

B. Immediately prior to the execution and delivery of this Agreement the Limited Partners (as defined below) were the sole limited partners of Eclipse Resources I, LP, a Delaware limited partnership (“Eclipse I”).

C. Pursuant to that certain Master Reorganization Agreement dated as of                     , 2014 (as amended, the “Master Reorganization Agreement”), between and among Eclipse I, the Limited Partners, the Partnership and certain other parties, each of the Limited Partners intend, as of the Effective Date, to contribute a portion of their respective ownership interests in Eclipse I (the “Initial Contributed Eclipse I Units”) to the Partnership in exchange for partnership interests in the Partnership as further described herein.

D. It is further contemplated by the Master Reorganization Agreement that, upon the occurrence of the Subsequent Closing Date (as defined below), then (i) the Limited Partners will contribute all of their remaining ownership interests in Eclipse I (collectively with the Initial Contributed Eclipse I Units, the “Contributed Eclipse I Units”) to the Partnership in exchange for additional partnership interests in the Partnership as further described herein, (ii) EnCap Fund VIII, as the sole owner of the Eclipse I General Partner (as defined below) will contribute all of its membership interests in the Eclipse I General Partner (the “Contributed Eclipse I General Partner Membership Interests,” and together with the Contributed Eclipse I Units, the “Contributed Interests”) to the Partnership, and (iii) immediately thereafter the Partnership will contribute the Contributed Interests to Eclipse Resources Corporation, a Delaware corporation (“Eclipse”), in exchange for shares of common stock of Eclipse (“Eclipse Common Stock”).

E. It is further contemplated that the IPO (as defined below) will occur following the Subsequent Closing Date.

F. In connection with the transactions contemplated by the Master Reorganization Agreement, the parties hereto have also entered into a Registration Rights Agreement dated as of                     , 2014 (as amended, the “Registration Rights Agreement”).

G. The parties hereto deem it in their mutual best interests and in the best interests of the Partnership to execute and deliver this Agreement and to make the covenants and agreements contained herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein and in the other agreements and instruments referenced herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

Section 1.1. Formation. The Partnership has been formed as a limited partnership pursuant to the Act. The Partners agree that the rights and obligations of the Partners from and after the date hereof with respect to the Partnership will be determined in accordance with the terms and provisions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a partnership agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act.

Section 1.2. Name. The name of the Partnership is “Eclipse Holdings, L.P.” The business of the Partnership shall be conducted in the name of the Partnership. If the Applicable Law of a jurisdiction where the Partnership does business requires the Partnership to do business under a different name, the Board of Managers shall choose another name to do business in such jurisdiction. In such a case, the business of the Partnership in such jurisdiction may be conducted under such other name or names as the Board of Managers may select.

Section 1.3. Purpose. Subject to the terms and provisions hereof, the purposes for which the Partnership is organized are: (i) to receive, own, hold, sell or otherwise dispose of the Contributed Interests; (ii) to receive, own, hold, sell or otherwise dispose of Eclipse Common Stock; and (iii) to engage in or perform any and all activities that are related to or incident to the foregoing and that may be lawfully conducted by a limited partnership under the Act.

Section 1.4. Registered Office and Registered Agent: Principal Place of Business.

(a) The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Partnership) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Board of Managers may designate from time to time.

(b) The principal place of business of the Partnership shall be 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, or such other location as is designated by the Board of Managers from time to time.

Section 1.5. Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the Partnership shall comply with all requirements necessary to qualify the Partnership as a foreign limited partnership in such jurisdiction. At the request of the Board of Managers, each Partner agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

Section 1.6. Term. The existence of the Partnership commenced on the date the Certificate was filed with the Secretary of State of Delaware and shall continue in existence until it is dissolved and terminated in accordance with the terms of this Agreement.

Section 1.7. Special Tax Treatment. Upon the contribution of all of the Contributed Interests to the Partnership as described in the Recitals to this Agreement, Eclipse I will be treated for federal income tax purposes (and state and local income tax purposes, as applicable) as merging with and into the Partnership in an assets-over form (as that term is defined in Treasury Regulation Section 1.708-1(c)(3)). In accordance with the provisions of Treasury Regulation Section 1.708-1(c)(1), the Partnership will be treated as a continuation of Eclipse I for federal income tax purposes (and state and local income tax purposes, as applicable) (including retaining the employer identification number of Eclipse I). The tax year of the Partnership, as the continuation of Eclipse I, shall not terminate as a result of such transactions.

ARTICLE II

DEFINITIONS AND REFERENCES

Section 2.1. Definitions.

(a) When used in this Agreement, the following terms have the respective meanings assigned to them in this Section 2.1(a):

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et. seq. or, from and after the date any successor statute becomes, by its terms, applicable to the Partnership, the successor statute, in each case as amended at the time by amendments that are, at that time, applicable to the Partnership (to the extent the provisions of the Act are not modified by the Certificate or this Agreement). All references to sections of the Act include any corresponding provision or provisions of any such successor statute.

“Affiliate” means, when used with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such person. For the purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person.

“Agreed Term” means the date which is eighteen (18) months following the closing of the IPO, unless such period is extended by the Board of Managers.

“Agreement” means this Agreement of Limited Partnership, as hereafter amended, restated, modified or changed in accordance with the terms of this Agreement.

“Applicable Law” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

“Applicable Unit Proceeds” shall mean, with respect to any Limited Partner, the amount of any cash distributed by Eclipse I to the Partnership in respect of the Initial Contributed Eclipse I Units that were contributed by such Limited Partner to the Partnership.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are authorized to be open for business with the public in Houston, Texas.

“Capital Contribution” means, for any Partner at the particular time in question, the aggregate of the dollar amounts of any cash contributed to the capital of the Partnership and the Fair Market Value of any property contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash and the Fair Market Value of any property contributed at any particular time or agreed to be contributed, or requested to be contributed, by such Partner to the capital of the Partnership.

“Dispose” (including the correlative terms “Disposed” or “Disposition”) means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, and whether effected directly or indirectly.

“Eclipse I General Partner” means Eclipse GP, LLC, a Delaware limited liability company.

“Eclipse I Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Eclipse Resources I, LP, dated as of June 10, 2013, as hereafter amended, restated or otherwise modified form time to time.

“Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved and reviewed by the recipient and (iii) may be directly reproduced in paper form by the recipient through an automated process.

“EnCap Partner” means EnCap Fund VIII, EnCap Fund VIII Co-Investors, EnCap Fund IX and their respective Permitted Transferees and assignees.

“Exit Event” means, the sale of Eclipse to one or more persons none of whom is a Partner or an Affiliate of a Partner, in one transaction or a series of related transactions, whether (i) structured as a sale or transfer of all or substantially all of the of the equity of Eclipse (including by way of merger, consolidation, share exchange, or similar transaction), (ii) the sale or other transfer of all or substantially all of the assets of Eclipse, or (iii) any combination of any of the foregoing.

“Fair Market Value” means, with respect to any property or asset, the fair market value of such property or asset as mutually agreed between the affected Partner or Partners and the Board of Managers; provided, however, that:

(i) for purposes of valuing a distribution by the Partnership of Eclipse Common Stock (A) under Section 5.4 and Section 10.2(c) and (B) in connection with the calculation of Payout No. 1, Payout No. 2 and Payout No. 3 and determination of the Partners’ respective Distribution Percentages, the Fair Market Value of Eclipse Common Stock distributed by the Partnership to the Partners shall be based upon either (1) in the case of a distribution of Eclipse Common Stock in connection with a registered secondary or other underwritten offering, the agreed upon per share price for the Eclipse Common Stock in the related underwriting agreement (less the allocated portion of all actual underwriting or brokerage discounts, commissions or fees and all other reasonable third party out-of-pocket costs or expenses incurred in connection therewith), or (2) in all other cases, the average of the per share closing sales prices of Eclipse Common Stock as reported on the securities exchange where such stock is primarily traded for the 20 Trading Days ending on the second Trading Day prior to the distribution of Eclipse Common Stock to the Partners (less an amount equal to 2.5% of such amount, which reduction is intended to account for estimated underwriting or brokerage discounts, commissions or fees and other reasonable third party, out-of-pocket costs or expenses that will thereafter be incurred by the applicable Partners in connection with their eventual disposition of such Eclipse Common Stock);

(ii) if and to the extent it is necessary hereunder to determine the Fair Market Value of Freely Tradable Securities of an entity other than Eclipse, such Fair Market Value shall be based upon the average of the per share closing sales prices of such Freely Tradable Securities as reported on the securities exchange where such Freely Tradable Securities are primarily traded for the 20 Trading Days ending on the second Trading Day prior to the receipt of such Freely Tradable Securities by the Partnership or the Partners, whichever occurs first; and

(iii) if and to the extent it is necessary hereunder to determine the Fair Market Value of stock or securities of an entity other than Eclipse (the “Subject Entity”), and such stock or securities are not Freely Tradable Securities, such Fair Market Value shall be determined by the Board of Managers based on such reasonable and customary factors affecting value as the current financial position and current and historical operating results of the Subject Entity; the current engineering value of the oil and gas assets of the Subject Entity; sales prices of recent public or private transactions in the same or similar securities, including transactions on any securities exchange on which such securities are listed or in the over-the-counter market; general level of interest rates; recent trading volume of the Subject Entity’s stock or securities; restrictions on transfer, including the Partnership’s right, if any, to require registration by the issuer of the offering and sale of the Subject Entity’s stock or securities held by the Partnership under the securities laws; significant recent events affecting the Subject Entity, including pending mergers, acquisitions and sales of securities; the percentage of the Subject Entity’s outstanding stock or securities owned by the Partnership.

“Freely Tradable Securities” means stock or other securities that (i) can be immediately sold to the general public without the necessity of any U.S. Federal, state or local government consent, approval or filing, (ii) is either listed on a generally recognized U.S. securities exchange or carried on the NASDAQ system or similar system and market quotations are readily available therefore and (iii) is not subject to any lockup or contractual restriction on the sale or transfer thereof.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied, which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign), as well as the New York Stock Exchange, the NASDAQ Stock Market, or any other stock exchange (whether domestic or foreign).

“Guarantee Obligation” means, as to any person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another person (including any bank under any letter of credit), if to induce the creation of such obligation of such other person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Indebtedness” means, with respect to any person at any date, without duplication, (i) all indebtedness of such person for borrowed money; (ii) obligations of such person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such person’s business); (iii) obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) capital lease obligations of such person; (vi) obligations of such person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities; (vii) obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such person; (viii) Guarantee Obligations of such person in respect of obligations of the kind referred to in clauses (i) through (vii) above; and (ix) obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such person, whether or not such person has assumed or become liable for the payment of such obligation.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“IPO” means the initial public offering of Eclipse Common Stock (which for purposes of Section 5.4, includes the distribution of Eclipse Common Stock by the Partnership and the subsequent sale of any such Eclipse Common Stock by a Limited Partner in a contemporaneous secondary offering).

“Limited Partner” means any person executing this Agreement as of the date of this Agreement as a limited partner or hereafter admitted to the Partnership as a limited partner as provided in this Agreement, but such term does not include any person who has ceased to be a limited partner of the Partnership.

“Management Entities” means HF II, CKH and Kirkwood.

“Management Principals” means Benjamin W. Hulburt, Christopher K. Hulburt, Thomas S. Liberatore and any person designated as a Management Principal by the Board.

“Material Agreement” means (i) the contracts, agreements, documents or instruments to which the Partnership is a party and relating to the IPO or the Partnership’s ownership of the Eclipse Common Stock and (ii) any other contract, agreement, document, instrument or series of contracts, agreements, documents or instruments that would obligate the Partnership to expend, incur or transfer assets with a value estimated by the Partnership to be $100,000 or more.

“Organization and Transaction Expenses” means (i) the fees, costs and expenses incurred by the Partnership or any of the Partners in forming the Partnership as a limited partnership under the Act, (ii) the third party, out of pocket costs and expenses incurred by the Partnership or any of the Partners in qualifying the Partnership as a foreign limited partnership in any state in which the Partnership conducts business; and (iii) the reasonable fees, costs and expenses incurred by the Partners and their respective Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement and all related documents.

“Partner” means the General Partner and the Limited Partners. When used in the lower case and except where the context otherwise requires, the term “partner” shall have the meaning given to such term in the Act.

“Partnership” means Eclipse Holdings, L.P., a Delaware limited partnership.

“Partnership Interest” means the interest of a Partner in the Partnership, including the right of such Partner to receive distributions (liquidating or otherwise), to be allocated income, gain, loss, deduction, credit, or similar items, to receive information, and to grant consents or approvals; provided, however, that such term shall not include any management rights held by a Partner (or its representatives) solely in its (or their) capacity as a Manager.

“Permitted Transferee” means, (A) as to any EnCap Partner, (i) any general partner or managing member of such EnCap Partner or any Affiliate of such general partner or managing member (excluding portfolio companies), (ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such EnCap Partner, its general partner or managing member or an Affiliate of its general partner or managing member (excluding portfolio companies) as a vehicle for purposes of making investments, (iii) any Affiliate of such EnCap Partner (excluding portfolio companies), or (iv) any other Partner, and (B) as to any Management Entity, (i) its respective Management Principal, or (ii) a corporation, limited liability company, partnership, trust or similar legal entity in which the Management Principal, his spouse, siblings, children (natural or by adoption), parents, or children’s direct descendants are the sole beneficial owners.

“person” has the meaning assigned to it in the Act.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Registration Request” means a request or demand by or on behalf of a Partner to register the offer or sale of Eclipse Common Stock which request or demand was properly and timely made by or on behalf of such Partner pursuant to the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act of 1933, as amended.

“Share Proceeds” means:

(i) the cash proceeds (and the Fair Market Value of any other consideration) payable to the Partnership in connection with any sale by it of Eclipse Common Stock; less

(ii) underwriting or brokerage discounts, commissions or fees and other reasonable third party, out of pocket costs and expenses incurred by the Partnership in connection with such sale; less

(iii) an amount, if any, which the Board of Managers reasonably determines should be retained in reserve for the payment and discharge of current, or reasonably anticipated, or contingent Partnership obligations or expenditures (which, for purposes of this definition, shall expressly include Organization and Transaction Expenses).

“Stockholders Agreement” means that certain Stockholders Agreement dated as of                     , 2014, between and among the Partnership, Eclipse, Eclipse Management and each of the Limited Partners, as such agreement may be amended from time to time.

“Subsequent Closing Date” means the “Effective Date” (as such term is defined in the Master Reorganization Agreement).

“Trading Days” means a day on which trading in securities generally occurs on the principal securities exchange on which Eclipse Common Stock is traded.

“Treasury Regulations” (or any abbreviation thereof used in this Agreement) means temporary or final regulations promulgated under the Internal Revenue Code.

(b) Each of the following terms is used in this Agreement as defined in the section or other subdivision hereof or exhibit hereto set forth opposite such term below:

Defined Term	Reference
Act	Section 2.1(a)
Adjusted Capital Account Deficit	Exhibit 5.1
Affiliate	Section 2.1(a)
Agreed Term	Section 2.1(a)
Agreement	Section 2.1(a)
Applicable Law	Section 2.1(a)
Applicable Unit Proceeds	Section 2.1(a)
Authorized Shares Distribution	Section 5.4(c)(i)
Authorized Shares Distribution Notice	Section 5.4(c)(i)
Board of Managers	Section 6.1
Book Depreciation	Exhibit 5.1
Book Liability Value	Exhibit 5.1
Book/Tax Disparity Property	Exhibit 5.1
Business Day	Section 2.1(a)
Capital Contribution	Section 2.1(a)
Delivery Date	Exhibit 2.1
Dispose, Disposed, Disposition	Section 2.1(a)
CHK	Preamble
Class A Units	Section 3.6(a)(i)
Class B Units	Section 3.6(a)(ii)
Class C Distribution Adjustment Point	Exhibit 2.1
Class C Units	Section 3.6(a)(iii)
Confidential Information	Section 12.17
Contributed Eclipse I General Partner Membership Interests	Recital D
Contributed Eclipse I Units	Recital D
Contributed Interests	Recital D
Covered Person	Section 8.1
Delegation	Section 6.1
Depletable Property	Exhibit 5.1
Distribution in Kind Option	Section 5.4(c)
Distribution Percentage	Exhibit 2.1
Eclipse	Recital D
Eclipse Common Stock	Recital D
Eclipse I	Recital B
Eclipse I General Partner	Section 2.1(a)
Eclipse I Partnership Agreement	Section 2.1(a)
Eclipse Management	Preamble
Effective Date	Preamble
Electronic Transmission	Section 2.1(a)
EnCap Fund VIII	Preamble
EnCap Fund VIII Co-Investors	Preamble
EnCap Fund IX	Preamble
EnCap Manager	Section 6.2(a)

Defined Term	Reference
EnCap Partner	Section 2.1(a)
EnCap Related Parties	Section 11.1(a)
Excess nonrecourse liabilities	Exhibit 5.1
Exit Event	Section 2.1(a)
Fair Market Value	Section 2.1(a)
GAAP	Section 2.1(a)
General Partner	Preamble
Gross Asset Value	Exhibit 5.1
Governmental Entity	Section 2.1(a)
Guarantee Obligation	Section 2.1(a)
guaranteeing person	Section 2.1(a)
HF II	Preamble
Indebtedness	Section 2.1(a)
Initial Contributed Eclipse I Units	Recital C
Internal Revenue Code	Section 2.1(a)
IPO	Section 2.1(a)
Kirkwood	Preamble
Limited Partner	Section 2.1(a)
liquidation	Section 10.2(f)
Majority of Voting Power	Section 6.5(d)
Management Entities	Section 2.1(a)
Management Manager	Section 6.2(a)
Management Principal	Section 2.1(a)
Manager, Managers	Section 6.1
Master Reorganization Agreement	Recital C
Material Agreement	Section 2.1(a)
Nonrecourse Deductions	Exhibit 5.1
Nonrecourse Liability	Exhibit 5.1
Nonrecourse Minimum Gain	Exhibit 5.1
Organization and Transaction Expenses	Section 2.1(a)
Other Investments	Section 11.1(a)(i)
Partially Adjusted Capital Account	Exhibit 5.1
Partner	Section 2.1(a)
Partner Nonrecourse Debt	Exhibit 5.1
Partner Nonrecourse Deductions	Exhibit 5.1
Partner Nonrecourse Minimum Gain	Exhibit 5.1
Partnership	Section 2.1(a)
Partnership Interest	Section 2.1(a)
Payout	Exhibit 2.1
Payout No. 1	Exhibit 2.1
Payout No. 2	Exhibit 2.1
Payout No. 3	Exhibit 2.1
Permitted Transferee	Section 2.1(a)
person	Section 2.1(a)
primary obligor	Section 2.1(a)
Proceeding	Section 2.1(a)
Profits or Losses	Exhibit 5.1
Registration Request	Section 2.1(a)
Registration Rights Agreement	Recital F
Representatives	Section 12.17
Rule 144	Section 2.1(a)
Series A-1 Units	Section 3.6(b)
Series A-2 Units	Section 3.6(b)

Defined Term	Reference
Series C-1 Units	Section 3.6(d)
Series C-2 Units	Section 3.6(d)
Share Proceeds	Section 2.1(a)
Stockholders Agreement	Section 2.1(a)
Subject Entity	Section 2.1(a)
Subsequent Closing Date	Section 2.1(a)
Super Majority	Section 6.5(d)(i)
Target Capital Account	Exhibit 5.1
Tax Depreciation	Exhibit 5.1
Tax Gain	Exhibit 5.1
Tax Matters Partner	Exhibit 5.1
Trading Days	Section 2.1(a)
Treasury Regulations	Section 2.1(a)
Uplift Amount	Exhibit 2.1

Section 2.2. References and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement”, “this instrument”, “herein”, “hereof’, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) Pronouns in masculine, feminine, or neuter gender shall be construed to state and include any other gender.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i) All references in this Agreement to “$” or “dollars” shall refer to U.S. Dollars.

(j) Unless the context otherwise requires or unless otherwise provided in this Agreement, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(k) Schedule I and Exhibits 2.1, 5.1, 6.2(a), and 6.9 to this Agreement are attached hereto. Each such Schedule and Exhibit is incorporated in this Agreement by reference and made a part hereof for all purposes, and references to this Agreement shall also include such Schedule and Exhibit, unless the context in which used shall otherwise require.

ARTICLE III

LIMITED PARTNERS

Section 3.1. Partners. The names and addresses of the General Partner and the Limited Partners of the Partnership are set forth in Schedule I.

Section 3.2. Additional Partners. Additional persons may be admitted to the Partnership as Limited Partners as provided more specifically in this Agreement.

Section 3.3. Liability to Third Parties. No Limited Partner or any officer, director, manager, partner or member of such Limited Partner, solely by reason of being a Limited Partner, shall be liable for the debts, obligations or liabilities of the Partnership, including under a judgment decree or order of a court.

Section 3.4. Withdrawal. Except as provided herein, no Partner shall have the right to withdraw, resign or retire from the Partnership as a Partner.

Section 3.5. Partners Have No Agency Authority. Except as expressly provided in this Agreement, no Partner (in its capacity as a partner of the Partnership) shall have any agency authority on behalf of the Partnership.

Section 3.6. Units

(a) The Partnership shall have three classes of Partnership Interests, consisting of:

(i) Class A Partnership Interests, which shall be referred to herein as “Class A Units”;

(ii) Class B Partnership Interests, which shall be referred to herein as “Class B Units”; and

(iii) Class C Partnership Interests, which shall be referred to herein as “Class C Units”.

(b) The Class A Units will be composed of two series of Partnership Interests, which shall be referred to herein as “Series A-1 Units” and “Series A-2 Units,” respectively.

(c) The Class B Units will be composed of two series of Partnership Interests, which shall be referred to herein as “Series B-1 Units” and “Series B-2 Units,” respectively.

(d) The Class C Units will be composed of two series of Partnership Interests, which shall be referred to herein as “Series C-1 Units” and “Series C-2 Units,” respectively.

(e) The Class A Units, the Class B Units and Class C Units (and applicable series thereof) shall have the rights, privileges and obligations assigned to them hereunder and shall be uncertificated.

ARTICLE IV

CAPITALIZATION

Section 4.1. Capital Contributions as of the Effective Date. As of the Effective Date, each Limited Partner (a) has contributed all of its interest in the Initial Contributed Eclipse I Units owned by it (as set forth opposite such Limited Partner’s name in column (a) of Schedule I attached hereto) to the Partnership pursuant to the Master Reorganization Agreement, (b) has been and is hereby issued Class A Units, Class B Units and Class C Units, as applicable in the amounts set forth opposite such Limited Partner’s name in column (b) of Schedule I attached hereto, and (c) has a Capital Account in the respective amounts set forth in the Partnership’s books and records.

Section 4.2. Capital Contributions on the Subsequent Closing Date. As of the Subsequent Closing Date, each Limited Partner will contribute all of its remaining Contributed Interests to the Partnership (as set forth opposite such Limited Partner’s name in column (c) of Schedule I attached hereto) in exchange for the issuance of Class A Units, Class B Units and Class C Units, as applicable, in the amounts set forth opposite such Limited Partner’s name in column (d) of Schedule I attached hereto.

Section 4.3. Interest on and Return of Capital Contributions. No interest shall accrue on any Capital Contributions and no Partner shall have the right to demand or require the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Partners, or upon winding up and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

Section 4.4. No Other Capital Contributions. The obligations of the Partners to make Capital Contributions to the Partnership are contained only in this Article IV. No other Capital Contributions will be required to be made by the Partners other than those expressly provided in this Article IV. It is contemplated that, pursuant to separate agreements with Eclipse I and Eclipse, the costs and expenses of the Partnership that are incurred from time to time (including, without limitation, any Organization and Transaction Expenses) will be paid or reimbursed by Eclipse I or Eclipse.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1. Allocations of Profits and Losses. All allocations of Profits and Losses (as such terms are defined in Exhibit 5.1 attached hereto) or items of income, gain, deduction, loss and credit of the Partnership shall be allocated among the Partners in accordance with the provisions of Exhibit 5.1 attached hereto, which exhibit is hereby incorporated by reference for all purposes of this Agreement.

Section 5.2. Capital Accounts. A separate Capital Account (herein so called) shall be maintained for each Partner for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Treasury Regulations. Because the Partnership will be a continuation for federal income tax purposes of Eclipse I, the Capital Account balance of each Partner in the Partnership as of the Subsequent Closing Date shall be equal to the balance of such Partner’s Capital Account balance of Eclipse I as of January 1, 2014, as adjusted in accordance with the terms of Eclipse I Partnership Agreement from January 1, 2014 through the Subsequent Closing Date and thereafter as provided herein. Each Partner shall have only one Capital Account, regardless of the number or classes of interests in the Partnership owned by such Partner and regardless of the time or manner in which such interests were acquired by such Partner. Pursuant to the provisions of section 1.704-1(b)(2)(iv) of the Treasury Regulations, the balance of each Partner’s Capital Account shall be:

(a) Increased by the amount of money contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to Article IV and decreased by the amount of money distributed to such Partner (or such Partner’s predecessor in interest) pursuant to Article V or Article X;

(b) Increased by the Gross Asset Value (as such term is defined in Exhibit 5.1 attached hereto) (determined without regard to section 7701(g) of the Internal Revenue Code) of each property contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to Article IV (net of liabilities secured by such property that the Partnership is considered to assume or take subject to) and decreased by the Gross Asset Value (as such term is defined in Exhibit 5.1 attached hereto) (determined without regard to section 7701(g) of the Internal Revenue Code) of each property distributed to such Partner (or such Partner’s predecessor in interest) by the Partnership pursuant to Article V or Article X (net of liabilities secured by such property that such Partner is considered to assume or take subject to);

(c) Increased by the amount of Profits (as such term is defined in Exhibit 5.1 attached hereto) or each item of income or gain allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 2.1 of Exhibit 5.1 attached hereto;

(d) Decreased by the amount of Losses or each item of loss or deduction allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 2.1 of Exhibit 5.1 attached hereto; and

(e) Otherwise adjusted in accordance with the other capital account maintenance rules of section 1.704-1(b)(2)(iv) of the Treasury Regulations.

Section 5.3. Additional Provisions Regarding Capital Accounts.

(a) If a Partner pays any Partnership indebtedness, and if such payment reduces the outstanding amount of such indebtedness, then to the extent such payment reduces the outstanding amount of such indebtedness such payment shall be treated as a contribution by that

Partner to the capital of the Partnership pursuant to Article IV, and the Capital Account of such Partner shall be increased by the amount so paid by such Partner, provided, however, that no Partner shall have the right to pay any Partnership indebtedness except as otherwise provided herein.

(b) Except as otherwise provided herein, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any monies which any Partner is entitled to receive pursuant to Article V or any other provision of this Agreement would constitute a return of capital, each Partner consents to the withdrawal of such capital.

(c) A loan by a Partner to the Partnership shall not be considered a contribution of money to the capital of the Partnership, and the balance of such Partner’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Partner with respect to advances or other payments made by such Partner on behalf of the Partnership, or payments of fees to a Partner which are made by the Partnership shall be considered a return of capital or in any manner affect the balance of such Partner’s Capital Account.

(d) No Partner with a deficit balance in its Capital Account shall have any obligation to the Partnership, the other Partners or any creditor of the Partnership or Partners to restore said deficit balance. In addition, no venturer or partner in any Partner shall have any liability to the Partnership, the other Partners or any creditor of the Partnership or Partners for any deficit balance in such venturer’s or partner’s capital account in the Partner in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Partner (or a capital account of a partner or venturer in a Partner) shall not be deemed to be a liability of such Partner (or of such venturer or partner in such Partner) or a Partnership asset or property.

(e) Except as otherwise provided herein, no interest will be paid on any capital contributed to the Partnership or the balance in any Partner’s Capital Account.

Section 5.4. Distributions.

(a) All distributions from the Partnership to the Partners may be made at any time, and from time to time, as determined by the Board of Managers (subject to the other provisions hereof). Without limiting the foregoing, the Board of Managers shall have complete discretion to retain funds in the Partnership to pay or provide appropriate reserves to meet current, anticipated, or contingent Partnership obligations or expenditures.

(b) Subject to Article X and this Section 5.4, all distributions by the Partnership shall be made to the Partners (i) at all times prior to the Subsequent Closing Date, pro rata according to their respective Applicable Unit Proceeds, and (ii) at all times thereafter, in accordance with their respective Distribution Percentages. The Partners acknowledge that, because of the timing of distributions and Capital Contributions, Payout No. 1, Payout No. 2, or Payout No. 3, as applicable, could have been satisfied as of the date of a distribution to the Partners but not as of the date of a subsequent distribution to the Partners. Accordingly, whether the EnCap Partners have received cumulative distributions sufficient to cause the occurrence of Payout No. 1, Payout No. 2, or Payout No. 3, as applicable, shall be determined by the Board of Managers prior to each distribution.

(c) Notwithstanding anything herein to the contrary, from and after the Subsequent Closing Date distributions from the Partnership shall be made in kind (the “Distribution in Kind Option”) unless otherwise approved by the Board of Managers. To effect the Distribution in Kind Option:

(i) promptly after the Board of Managers authorizes the Partnership to make a distribution of any shares of Eclipse Common Stock (an “Authorized Shares Distribution”), it shall give notice to each Limited Partner of such authorization (the “Authorized Shares Distribution Notice”), which notice shall summarize in reasonable detail (A) the terms and manner of the Authorized Shares Distribution, (B) the date(s) when the Board proposes to effect the Authorized Shares Distribution, and (C) the estimated number of shares of Eclipse Common Stock distributable to such Limited Partner.

(d) The Board shall declare and authorize an Authorized Shares Distribution to the maximum extent the Partners are allowed to sell Eclipse Common Stock in connection with any secondary offering of Eclipse Common Stock effected concurrently with the IPO.

(e) To the extent the Board of Managers authorizes the sale of Eclipse Common Stock by the Partnership (as opposed to the distribution of Eclipse Common Stock to the Limited Partners pursuant to the Distribution in Kind Option), the Partnership will promptly distribute the Share Proceeds thereof to the Limited Partners (subject to the other provisions herein).

(f) Payment of all cash distributions made by the Partnership to a Partner shall be made by wire transfer of immediately available funds in accordance with such written instructions to the Partnership as may be provided by such Partner from time to time.

(g) The Partnership shall withhold from any distribution that would otherwise be made to a Partner any portion thereof that it is required by Applicable Law to withhold and shall pay over such amount to any appropriate Governmental Authority as required by Applicable Law provided that any amount that is withheld and paid over shall be considered to have been distributed to such Partner pursuant to this Agreement. The Partners shall furnish to the Partnership from time to time all such information as is required by Applicable Law or otherwise reasonably requested by the Partnership (including certificates in the form prescribed by the Internal Revenue Code and applicable Treasury Regulations or applicable state, local, or foreign law) to permit the Partnership to ascertain whether and in what amount any such withholding is required.

ARTICLE VI

MANAGEMENT AND GOVERNANCE PROVISIONS

Section 6.1. Management by Board of Managers. Subject to the provisions of this Agreement, but to the fullest extent permitted by Applicable Law, including the Act, the General Partner hereby irrevocably delegates all its power and authority to manage and control the business and affairs of the Partnership to a Board of Managers (such delegation being referred to herein as the “Delegation”), which shall be comprised of individuals who shall each be referred to herein as a “Manager” or collectively as the “Managers”, and who shall act as a board (when acting as a board, the Managers are referred to herein as the “Board of Managers” or the

“Board”). If the power or authority of the General Partner are modified pursuant to a subsequent change in Delaware law, then the power and authority delegated to the Board of Managers shall be modified on the same basis. Notwithstanding the delegation provided for in this Section 6.1, (a) the General Partner is not withdrawing as a general partner from the Partnership, (b) the General Partner’s execution of the Certificate and the filing of the Certificate with the Secretary of State of Delaware are hereby ratified, confirmed, and approved; and (c) the Board of Managers may delegate such authority to the General Partner as the Board determines in its discretion. The Delegation commences immediately after the formation of the Partnership and the General Partner’s execution of this Agreement and shall continue in effect until the earlier of the withdrawal of the General Partner or the winding-up and termination of the Partnership, at which time the Delegation shall terminate.

Section 6.2. Composition of Board of Managers.

(a) From and after the Delegation, unless changed in accordance with this Section 6.2, the number of individuals comprising the entire Board of Managers of the Partnership shall be seven (7). The EnCap Partners and their Permitted Transferees shall have the right to appoint four (4) representatives to the Board of Managers (each such Manager, an “EnCap Manager”). The Management Entities shall have the right to appoint three (3) representatives to the Board of Managers (each such Manager, a “Management Manager”). The initial designees to the Board, as prescribed by the foregoing provisions of this Section 6.2(a), are set forth in Exhibit 6.2(a). Commencing after the Delegation, the Board of Managers of the Partnership shall be comprised of such persons and designees, each of whom shall serve until his successor is duly selected in accordance with this Agreement and qualified or until such individual’s death, resignation or removal. In the event that a vote of the Partners is required to appoint a Manager of the Partnership, each Partner agrees to vote for the Managers designated in accordance with this Section 6.2.

(b) Subject to Section 6.8(a), the number of Managers serving on the Board of Managers, from time to time, may be increased or decreased by the Board of Managers, with the minimum number of Managers at any time being seven (7) and the ratio of EnCap Managers to Management Managers being four (4) to three (3).

Section 6.3. Removal of Managers. Any Manager may be removed from the Board of Managers, with or without cause, by the Partners, if any, who designated such Manager to serve on the Board. Except as provided in the immediately preceding sentence, a Manager may not be removed from the Board of Managers.

Section 6.4. Vacancies. In the event that a vacancy is created on the Board of Managers at any time by the death, disability, retirement, resignation or removal of a Manager, the Partners who designated such Manager shall have the sole and exclusive right to designate a replacement therefor; provided, that any person to be appointed to replace a designee of the Management Entities must receive the prior approval of the EnCap Partners, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 6.5. Meetings of Board of Managers.

(a) Meetings of the Board of Managers, regular or special, may be held either in or outside of the State of Delaware.

(b) Regular meetings of the Board of Managers, shall initially be held quarter-annually at such times and places as may be fixed from time to time by the Board and communicated to all Managers. Any and all business may be transacted at any regular meeting.

(c) Special meetings of the Board of Managers may be called on 72 hours prior written notice (effective upon receipt) to each Manager, personally or by facsimile, Electronic Transmission, or overnight courier by any member of the Board of Managers. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

(d) For purposes of any vote, approval, consent or other action to be taken by the Board, each Manager shall possess one vote. As used in this Agreement with respect to the Board of Managers, a “Majority of Voting Power” means a majority in number of the Managers. At all meetings of the Board of Managers, the presence or representation of those Managers with a Majority of Voting Power shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally convened. Unless otherwise provided in this Agreement, the act by those with a Majority of Voting Power at a meeting of the Managers at which a quorum is present shall be the act of the Managers. Notwithstanding the foregoing:

(i) Each action specified in paragraphs (i), (v), (vi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 6.8(a) (or paragraph (xviii) of Section 6.8(a) to the extent relating to any of the foregoing) shall require the affirmative vote in favor of such action of the EnCap Managers plus at least one Management Manager (a “Super Majority”);

(ii) Any action specified in paragraph (xi) of Section 6.8(a) (or any action under paragraph (xviii) of Section 6.8(a) to the extent relating to any of the foregoing) shall require the affirmative vote (A) of the Management Managers only, if an EnCap Partner is the party proposing to assign all or a portion of its Partnership Interest or is proposing that an assignee in respect of such assigned Partnership Interest be substituted in place of such EnCap Partner; or (B) of the EnCap Managers only, if any of the Management Entities are the party proposing to assign all or a portion of its Partnership Interest or is proposing that an assignee in respect of such assigned Partnership Interest be substituted in place of the Management Entity; and

(iii) Any action specified in paragraph (xvii) of Section 6.8(a) (or any action under paragraph (xviii) of Section 6.8(a) to the extent relating to any of the foregoing) shall require the approval of a majority in number of the disinterested Managers.

(e) All meetings of the Board of Managers shall be presided over by the chairman of the meeting, who shall be a person designated by a majority in number of the Managers present at the meeting. The chairman of any meeting of the Board of Managers shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as determined by him to be in order.

(f) Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the requisite number of Managers that would be necessary to constitute a quorum and to authorize or take such action at a meeting of the Board of Managers. A written consent executed pursuant to this Section 6.5(f) shall become effective 24 hours after the time it is delivered to all of the Managers. An Electronic Transmission by a Manager, or a facsimile or similar reproduction of a writing signed by a Manager, shall be regarded as signed by the Manager for purposes of this Section 6.5(f).

(g) Subject to the provisions of this Agreement and Applicable Law regarding notice of meetings and the granting of proxies, persons serving on the Board of Managers (i) unless otherwise restricted by the Certificate or this Agreement, may participate in and hold a meeting of the Board of Managers by using conference telephone, Electronic Transmission, or similar communications equipment by means of which all persons participating in the meeting can hear each other, and (ii) may grant a proxy to another Manager or delegate its right to act to another Manager which proxy or delegation shall be effective as the attendance or action at the meeting of the Manager giving such proxy or delegation. Participation in a meeting pursuant to this Section 6.5 shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

(h) Without limiting subsection (g) above regarding the granting of proxies, any EnCap Manager absent from a meeting may be represented by any other EnCap Manager, who may cast the vote of the absent EnCap Manager according to the written instructions, general or special, of the absent EnCap Manager.

Section 6.6. Compensation of Managers. No person will be paid any fee for serving on the Board of Managers, but will be entitled to reimbursement for reasonable out-of-pocket costs and expenses in attending meetings of the Board.

Section 6.7. Duties of Managers and Partners.

(a) To the fullest extent permitted by the Act, a person, in performing his duties and obligations as a Manager under this Agreement, shall be entitled to act or omit to act at the direction of the Partners that designated such person to serve on the Board of Managers, considering only such factors, including the separate interests of the designating Partners, as such Manager or Partners choose to consider, and any action of a Manager or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Partnership and the other Partners, on the one hand, and the Manager or Partners designating such Manager, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or any other Applicable Law) on the part of such Manager or Partners to the Partnership or any other Manager or Partner of the Partnership.

(b) The Partners (in their own names and in the name and on behalf of the Partnership) hereby:

(i) agree that (A) the terms of this Section 6.7, to the extent that they modify or limit a duty or other obligation, if any, that a Manager may have to the Partnership or any another Partner under the Act or other Applicable Law are reasonable in form, scope and content; and (B) the terms of this Section 6.7 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Manager may have to the Partnership or another Partner, under the Act or any other Applicable Law; and

(ii) waive to the fullest extent permitted by the Act, any duty or other obligation, if any, that a Partner may have to the Partnership or another Partner, pursuant to the Act or any other Applicable Law, to the extent necessary to give effect to the terms of this Section 6.7.

(c) The Partners (in their own names and in the name and on behalf of the Partnership), acknowledge, affirm and agree that (i) the Partners would not be willing to make an investment in the Partnership, and no person designated by any Partner to serve on the Board would be willing to so serve, in the absence of this Section 6.7, and (ii) they have reviewed and understand the provisions of Section 17-1101(c) and (d) of the Act.

Section 6.8. Actions Requiring Board Approval.

(a) In addition to any other matters under Applicable Law or pursuant to the provisions of this Agreement that require the approval of the Board of Managers, the Partnership (or the officers and agents acting on its behalf), on its own behalf or on behalf of any of its subsidiaries, shall not take any of the following actions without having first received the approval of the Board of Managers in accordance with this Agreement:

(i) to sell all or any portion of the Partnership’s Eclipse Common Stock or to extend the Agreed Term;

(ii) to make distributions of Eclipse Common Stock or other cash and property to the Partners; provided however, the Board shall cause the Partnership to make a distribution of Eclipse Common Stock not later than ten (10) days after the applicable Authorized Shares Distribution Notice or the expiration of the Agreed Term;

(iii) to vote or to abstain from voting the shares of the Partnership’s Eclipse Common Stock on any given matter to be voted upon by the shareholders of Eclipse;

(iv) to appoint or remove any officer of the Partnership;

(v) to merge, combine, or consolidate the Partnership with any other entity, or convert the Partnership into another form of entity;

(vi) to liquidate or dissolve the Partnership, commence a voluntary bankruptcy by the Partnership, or consent to the appointment of a receiver, liquidator, assignee, custodian, or trustee for the purposes of winding up the affairs of the Partnership;

(vii) to appoint the Partnership’s independent certified public accountants;

(viii) to cause the Partnership to (A) execute and deliver any Material Agreement and (B) amend, modify or otherwise change (including by waiver or consent) in any material respect any Material Agreement;

(ix) to compromise or settle any lawsuit, administrative matter or other dispute where the amount the Partnership may recover or might be obligated to pay, as applicable, is in excess of $100,000;

(x) to form any subsidiary of the Partnership;

(xi) to approve (A) a Disposition by a Member of all or a portion of such Partner’s Partnership Interest under Section 9.1 and (B) the admission of an assignee of all or a portion of a Partnership Interest as a Partner pursuant to Section 9.2:

(xii) to increase or decrease the number of Managers serving on the Board of Managers;

(xiii) to create, incur, assume, guarantee, refinance or prepay any Indebtedness or amend, modify or otherwise alter the terms and provisions of any such Indebtedness (including by waiver or consent);

(xiv) to guarantee in the name or on behalf of the Partnership the performance of any contract or other obligation of any person other than the Partnership or any of its subsidiaries;

(xv) to mortgage, pledge, assign in trust or otherwise encumber any property or assets of the Partnership, or assign any monies owed or to be owed to the Partnership, except to secure Indebtedness permitted under Section 6.8(a)(xiii);

(xvi) to (A) authorize, offer for sale, or issue, any equity or debt securities of the Partnership or (B) repurchase or redeem any equity or debt securities of the Partnership;

(xvii) to engage in any transaction with any Partner, manager, officer, employee or other Affiliate of the Partnership, or their respective Affiliates (other than reimbursement of documented expenses of Managers);

(xviii) to take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(b) The Partners acknowledge and agree, notwithstanding anything to the contrary in this Agreement or in the Act, that the matters described in Section 6.8(a) require the approval of the Board only and that no separate or additional Partner vote, consent or approval shall be required in order for the Partnership to undertake such action.

(c) To the extent this Agreement obligates the Partnership to take certain actions, each Manager shall vote to cause the Partnership to take such actions.

Section 6.9. Officers.

(a) The Board of Managers may, from time to time, designate one or more persons to be officers of the Partnership. The initial officers of the Partnership, and the offices to which they are appointed, are set forth on Exhibit 6.9 attached hereto. No officer need be a resident of the State of Delaware, a Partner or a Manager. Any such officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. The Board of Managers may assign titles to particular officers. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law (or any successor statute), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board of Managers pursuant to this Section 6.9(a) and the other terms and provisions hereof. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board of Managers; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Partnership may be filled by the Board of Managers.

(c) The Partnership will not have any employees.

ARTICLE VII

ACCOUNTING AND BANKING MATTERS;

CAPITAL ACCOUNTS; TAX MATTERS

Section 7.1. Books and Records: Reports.

(a) The Partnership shall keep and maintain full and accurate books of account for the Partnership in accordance with GAAP consistently applied and in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Partnership. The Partners and their respective Affiliates and designated representatives shall have full and complete access at all reasonable times to review, inspect and copy the books and records of the Partnership.

(b) The Partnership shall provide to the Partners monthly and quarterly reports in substantially the format as reasonably requested by the Partners including the reports identified below at the times indicated below:

(i) quarterly within 45 days after the end of each fiscal quarter of the Partnership (including the fourth fiscal quarter) and annually within 75 days after the end of each fiscal year of the Partnership, (A) financial statements as of the end of and for such period, including a balance sheet and the related statements of operations, Partners’ capital, and of cash flows, prepared in accordance with GAAP and, with respect to the annual financial statements, accompanied by a report of the Partnership’s independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion, such financial statements fairly present the Partnership’s financial position, results of operations and cash flow in accordance with GAAP, and (B) a schedule reflecting the Capital Account balances of each Partner prepared pursuant to the provisions of Section 7.4.

(ii) Such other reports and financial statements as determined by the Board of Managers or as reasonably requested by the Partners.

Section 7.2. Fiscal Year. The calendar year shall be selected as the accounting year of the Partnership and the books of account shall be maintained on an accrual basis.

Section 7.3. Bank Accounts. At the direction of the Board of Managers, the president or other authorized officer of the Partnership shall cause one or more bank accounts to be maintained in the name of the Partnership in such bank or banks as may be reasonably recommended by the principal executive officer and approved by the Board of Managers, which accounts shall be used for the payment of expenditures incurred by the Partnership and in which shall be deposited any and all receipts of the Partnership. All such receipts shall be and remain the property of the Partnership, shall be received, held and disbursed by the Board of Managers for the purposes specified in this Agreement and shall not be commingled with the funds of any other person.

Section 7.4. Capital Accounts.

(a) A capital account shall be established and maintained for each Partner. Each Partner’s capital account (A) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the Gross Asset Value of property contributed by that Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code), and the amount of Profits or any item of income or gain and the amount of any item of income and gain exempt from tax allocated to such Partner for federal income tax purposes, and (B) shall be decreased by (i) the amount of money distributed to that Partner of the Partnership, (ii) the Gross Asset Value of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (iii) allocations to that Partner of expenditures of the Partnership described in Section 705(a)(2)(B) of the Internal Revenue Code, and allocations to that Partner of Partnership Losses or any item of loss or deduction).

(b) It is the intention of the Partners that the capital accounts of each Partner be kept in the manner required under Treasury Regulation Section 1.704-l(b)(2)(iv). To the extent any additional adjustment to the capital accounts is required by such regulation, the Board of Managers is hereby authorized to make such adjustment.

(c) On the transfer of all or part of a Partner’s Partnership Interest, the capital account of the transferor that is attributable to the transferred interest shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation Section 1.704- l(b)(2)(iv)(l).

Section 7.5. Tax Partnership. The Partners agree to classify the Partnership as a partnership for federal tax purposes. Neither the Partnership, any Partner nor any officer or other representative of any of the foregoing shall file an election to classify the Partnership as an association taxable as a corporation for federal tax purposes. Notwithstanding the foregoing, it is agreed that this Section 7.5 shall not be applicable if the tax status of the Partnership were to be reclassified as a result of a merger or other transaction whereby the Partnership is being sold to a third party and such merger or transaction is approved by the Board of Managers in accordance with the terms hereof.

Section 7.6. Tax Returns. The Partnership shall deliver to each of the Partners the following schedules and tax returns: (i) within 45 days after the Partnership’s year-end, a draft Schedule K-l, and (ii) within 60 days after the Partnership’s year-end, a final Schedule K-l, along with copies of all other federal, state, or local income tax returns or reports filed by the Partnership for the previous year as may be required as a result of the operations of the Partnership. In addition, the Partnership shall provide, to the extent reasonably available, such other information as a Partner may reasonably request for purposes of complying with applicable tax reporting requirements. In addition, the Partners shall provide, to the extent reasonably available, such information as the Partnership may reasonably request for purposes of preparing or defending its tax returns.

Section 7.7. Texas Margin Tax. If Texas law requires any Partner and the Partnership to participate in the filing of a Texas margin tax combined group report, and if such Partner (the “Included Partner”) pays the margin tax liability due in connection with such combined report, the parties agree that the Partnership shall promptly reimburse the Included Partner for the margin tax paid on behalf of the Partnership as a combined group member. The margin tax paid on behalf of the Partnership shall be equal to the margin tax that the Partnership would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group and with the Partnership utilizing whichever reasonable margin tax computational option that results in the least amount of tax for the Partnership. The parties agree that the Included Partner may deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Partnership and paid by Included Partner and that the Partnership’s reimbursement obligation shall be limited to the after-tax cost to the Included Partner of the Texas margin tax attributable to the Partnership and paid by the Included Partner, computed based on the highest marginal federal tax rate applicable to individuals. For purposes of this Section 7.7 there may only be one Included Partner and if there is any uncertainty as to which Partner of the Partnership is an Included Partner, the Board shall determine who is the Included Partner.

ARTICLE VIIII

NDEMNIFICATION

Section 8.1. Power to Indemnify in Actions, Suits or Proceedings. The Partnership shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Partner, officer, or Manager of the Partnership, or a member, shareholder, partner, officer, or an Affiliate of such Partner, or is or was serving at the request of the Partnership as a member, officer, or director (or equivalent position) of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or Proceeding, provided that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership, or, with respect to any criminal action or Proceeding, that such Covered Person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 8.2. Expenses Payable in Advance. Expenses incurred by a Covered Person in defending or investigating a threatened or pending action, suit or Proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or Proceeding upon receipt of an unsecured undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Partnership as authorized by this Article VIII.

Section 8.3. Nonexclusivity of Indemnification and Advancement of Expenses.

(a) The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Partners or Board of Managers or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in a Covered Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Partnership that indemnification of the persons specified in Section 8.1 shall be made to the fullest extent permitted by law but only if the Board authorizes such broader protection than set forth in the other provisions of this Article VIII. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 but whom the Partnership has the power or obligation to indemnify under the provisions of the Act or otherwise.

(b) The Partners hereby acknowledge that certain of the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the EnCap Partners and/or certain of their Affiliates. The Partners hereby agree that (i) the Partnership is the indemnitor of first resort (i.e., its obligations to any Covered Person are primary and any obligation of any EnCap Partner and/or any of its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a particular Covered Person are secondary), (ii) the Partnership shall be required to advance the full amount of expenses incurred by a Covered Person and shall be liable for the full amount of all expenses, judgments, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Certificate (or any other applicable agreement between the Partnership and a Covered Person), without regard to any rights a Covered Person may have against any EnCap Partner and/or any of its Affiliates, and (iii) the Partnership irrevocably waives, relinquishes and releases the EnCap Partners and their Affiliates from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect of claims against the Partnership under this Article VIII. The Partners further agree that no advancement or payment by any EnCap Partner and/or any of its Affiliates on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Partnership shall affect the foregoing and the EnCap Partners and their Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Partnership. The EnCap Partners and their Affiliates are express third party beneficiaries of the terms of this Section 8.3. Notwithstanding the foregoing, with respect to any rights to indemnification, advancement of expenses and/or insurance available to a Covered Person (i) from Eclipse, the Partnership shall not be the indemnitor of first resort and such Covered Person must first resort to rights provided by Eclipse, and (ii) from any Management Entity, the Management Entity shall not be the indemnitor of first resort and such Covered Person must first resort, to rights provided by Eclipse and second to rights provided by the Partnership.

Section 8.4. Insurance. On such terms as the Board approves, the Partnership shall purchase and maintain insurance on behalf of any person who is or was a Covered Person against any liability asserted against such Covered Person and incurred by a Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Partnership would have the power or the obligation to indemnify the Covered Person against such liability under the provisions of this Article VIII.

Section 8.5. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person and shall survive the liquidation of the Partnership. No amendment or repeal of the provisions of this Article VIII which adversely affects the rights of any Covered Person under this Article VIII with respect to the acts or omissions of such Covered Person at any time prior to such amendment or repeal shall apply to such Covered Person without the written consent of the Covered Person.

Section 8.6. Limitation on Indemnification. Notwithstanding anything else herein to the contrary, the Partnership shall not be obligated to indemnify any Covered Person for (i) any Proceeding initiated by such Covered Person against the Partnership unless that Proceeding was brought to enforce such Covered Person’s right to indemnification under this Article VIII and, in such Proceeding, it is determined that such Covered Person is entitled to indemnification, or (ii) any Proceeding brought by the Partnership against such Covered Person unless such Covered Person is found not to be liable to the Partnership.

Section 8.7. Indemnification of Employees and Agents. The Partnership may, to the extent authorized from time to time by the Board of Managers, provide rights to indemnification and the advancement of expenses to employees and agents of the Partnership similar to those conferred in this Article VIII to a Covered Person.

Section 8.8. Severability. The provisions of this Article VIII are intended to comply with the Act. To the extent that any provision of this Article VIII authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Partnership’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article VIII.

ARTICLE IX

DISPOSITIONS OF PARTNERSHIP INTERESTS;

ADMISSIONS OF ADDITIONAL LIMITED PARTNERS

Section 9.1. Dispositions.

(a) No Partner may Dispose of its Partnership Interest, in whole or in part other than in accordance with the terms of this Article IX, and any attempted Disposition that is not in accordance with this Article IX shall be, and is hereby declared, null and void ab initio. The Partners agree that a breach of the restrictions on Dispositions set forth in this Article IX may cause irreparable injury to the Partnership and the Partners for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a person to comply with such provisions, and (ii) the uniqueness of the Partnership’s business and the relationship among the Partners. Accordingly, the Partners agree that the restrictions on Dispositions may be enforced by specific performance.

(b) No Management Entity may directly or indirectly Dispose of all or any part of its Partnership Interest other than a Disposition (i) approved by the Board or (ii) to a Permitted Transferee.

(c) Eclipse Management may not directly or indirectly Dispose of all or any part of its Partnership Interest other than a Disposition approved by the Board.

(d) No EnCap Partner may directly or indirectly Dispose of all or any part of its Interest other than a Disposition (i) approved by the Board or (ii) to a Permitted Transferee.

(e) The foregoing Section 9.1(b), (c) and (d) to the contrary notwithstanding, a Disposition by a Partner of its Partnership Interest (including to any Permitted Transferee) shall be null and void ab initio if, following the proposed Disposition, the Partnership would constitute a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code or if such Disposition would result in the violation of any applicable federal or state securities laws. Any costs incurred by the Partnership in connection with any proposed or actual Disposition by a Partner of all or a part of its Partnership Interest shall be borne by such Partner.

Section 9.2. Substitution.

(a) Unless an assignee of a Partnership Interest becomes a Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Partner hereunder in respect of such Partnership Interest, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

(b) An assignee of the Partnership Interest of a Partner, or any portion thereof, may become a Partner entitled to all of the rights of a Partner in respect of such Partnership Interest if (i) the assignor gives the assignee such right, (ii) the Board of Managers consents in writing to such substitution if the approval of the Board of Managers was required pursuant to the terms of Section 9.1, and (iii) the assignee executes and delivers such instruments, in form and substance reasonably satisfactory to the Board of Managers, as the Board of Managers may deem reasonably necessary to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.

ARTICLE X

WINDING UP, LIQUIDATION, AND TERMINATION

Section 10.1. Winding Up. The Partnership’s affairs shall be wound up upon the first to occur of the following:

(a) the election by the Board of Managers to dissolve the Partnership;

(b) the point in time at which the Partnership ceases to own any Eclipse Common Stock, or other Exit Event;

(c) that date that is the earlier of (i) 180 days following the Effective Date, unless the IPO has been completed, or (ii) a decision by the Board of Managers to abandon the IPO;

(d) the expiration of the Agreed Term; and

(e) entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

Section 10.2. Liquidation and Termination. On winding up of the Partnership, the liquidator shall be a person selected by the Board of Managers. The liquidator shall proceed diligently to wind up the affairs of the Partnership at the direction of the Board of Managers and make final distributions as provided in this Agreement and in the Act. The costs of liquidation shall be borne as a Partnership expense. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) The liquidator shall pay, satisfy or discharge from Partnership funds all of the debts (including debts owing to any Partner), liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash or stock escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). Without limiting the foregoing, the liquidator shall be permitted to sell or retain any Eclipse Common Stock owned by the Partnership, if necessary, in order to comply with its obligations under this Section 10.2(b).

(c) To the extent that the Partnership has any Eclipse Common Stock or other assets remaining after the application of Section 10.2(b), the Fair Market Value of such Eclipse Common Stock or other assets shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners under Section 5.1 if there were a taxable disposition of that property for the Fair Market Value of that property on the date of distribution.

(d) All remaining assets shall be distributed to the Partners in accordance with their respective Distribution Percentages in accordance with Section 5.4 (pursuant to an Authorized Shares Distribution to the extent such assets consist of Eclipse Common Stock); provided, however, that if the Partnership is liquidated by reason of Section 10.1(c), the Class A Units, Class B Units and Class C Units will be distributed to the Partners who made a contribution to the Partnership of such Units under Section 4.1. If such distributions do not correspond to the positive Capital Account balances of the Partners immediately prior to such distributions, then Profits and Losses or any item of income, gain, loss and deduction for the fiscal year in which the liquidation occurs shall be reallocated among the Partners to cause, to the extent possible, the Partners’ positive Capital Account balances immediately prior to such distribution to correspond to the amounts to be distributed under this subsection (d).

(e) All distributions in kind to the Partners shall be valued for purposes of determining each Partner’s interest therein at its Fair Market Value at the time of such distribution, and such distributions shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2.

(f) Any distribution to the Partners in liquidation of the Partnership shall be made no later than the times prescribed in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulation Section 1.704-l(b)(2)(ii)(g). The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 10.2 constitutes a complete return to the Partner of its Capital Contribution and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Section 10.3. Certificate of Cancellation. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership shall be terminated and the Partners shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 1.5, and take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

OUTSIDE ACTIVITIES AND INVESTMENTS

Section 11.1. Outside Activities.

(a) Each Partner acknowledges and affirms that the EnCap Partners, their Affiliates, and the EnCap Managers (the “EnCap Related Parties”):

(i) (A) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (in this Article XI, “Other Investments”), including Other Investments engaged in various aspects of the U.S. domestic and international “upstream” and “midstream” oil and gas business that may, are or will be competitive with the Partnership’s business or that could be suitable for the Partnership, (B) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments; and

(ii) may or will, as a result of or arising from the matters referenced in clause above, the nature of the EnCap Related Parties’ businesses and other factors, have conflicts of interest or potential conflicts of interest.

(b) The Partners (in their own names and in the name and on behalf of the Partnership) expressly (x) waive any such conflicts of interest or potential conflicts of interest and agree that no EnCap Related Party shall have any liability to any Partner or any Affiliate thereof, or the Partnership with respect to such conflicts of interest or potential conflicts of interest and (y) acknowledge and agree that the EnCap Related Parties and their respective representatives will not have any duty to disclose to the Partnership, any other Partner or the Board any such business opportunities, whether or not competitive with the Partnership’s business and whether or not the Partnership might be interested in such business opportunity for itself. The Partners (and the Partners on behalf of the Partnership) also acknowledge that the EnCap Related Parties and their representatives have duties not to disclose confidential information of or related to the Other Investments.

(c) The Partners (in their own names and in the name and on behalf of the Partnership) hereby:

(i) agree that (A) the terms of this Article XI, to the extent that they modify or limit a duty or other obligation, if any, that an EnCap Related Party may have to the Partnership or another Partner under the Act or other Applicable Law, are reasonable in form, scope and content; and (B) the terms of this Article shall control to the fullest extent possible if it is in conflict with a duty, if any, that an EnCap Related Party may have to the Partnership or another Partner, the Act or any other Applicable Law; and

(ii) waive any duty or other obligation, if any, that an EnCap Related Party may have to the Partnership or another Partner, pursuant to the Act or any other Applicable Law, to the extent necessary to give effect to the terms of this Article.

(d) The Partners (in their own names and in the name and on behalf of the Partnership) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement by the EnCap Related Parties is of material benefit to the Partnership and the other Partners, and that the EnCap Partners would not be willing to (x) execute and deliver this Agreement, and (y) make their agreed Capital Contributions to the Partnership, without the benefit of this Section 11.1 and the agreement of the parties thereto; and (ii) they have reviewed and understand the provisions of Sections 17-1101(c) and (d) of the Act.

Section 11.2. Other Activities. Provided each Partner (other than the EnCap Partners) complies with its obligations under Section 12.17, such Partner or any Affiliate thereof may engage or invest, directly or indirectly, in any business activity or venture of any nature or description, for his or its own account, and the Partnership shall have no rights or interests in such activity or venture.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by Electronic Transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Schedule I or such other address as that Partner may specify by notice to the other Partners. All notices, requests, and consents to be sent to the Partnership must be sent to or made at the address specified for the Partnership in Schedule I or such other address as the Partnership may specify by notice to the Partners.

Section 12.2. Amendment or Modification.

(a) Subject to Section 12.2(b), this Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by all of the Partners.

(b) Notwithstanding Section 12.2(a), amendments to this Agreement that are of an inconsequential nature and do not adversely affect any Partner, or are necessary to comply with any Applicable Law or governmental regulation, or are necessary in the opinion of counsel to the Partnership to ensure that the Partnership will not be treated as an association taxable as a corporation for U.S. Federal income tax purposes, may be made by the Board of Managers without the consent of the Partners.

Section 12.3. Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof (subject to the terms of the Stockholders Agreement).

Section 12.4. Effect of Waiver or Consent. The failure of any person to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such person’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 12.5. Successors and Assigns. Subject to Article IX, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legal representatives, successors, and assigns.

Section 12.6. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 12.7. Jurisdiction and Venue. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO HIM AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 12.1, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.

Section 12.8. Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 12.9. Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any Affiliate of such person.

Section 12.10. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.11. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and those transactions.

Section 12.12. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold all of its property in its own name.

Section 12.13. No Third Party Beneficiaries. Except as otherwise provided in Article VIII, it is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Agreement, unless otherwise expressly agreed to in writing by the parties.

Section 12.14. Expenses.

(a) All Organization and Transaction Expenses shall be paid by the Partnership.

(b) All direct, third party out of pocket expenses reasonably incurred in the Partnership’s business shall be paid with Partnership funds, including costs of obtaining audits (including the fees and expenses of the Partnership’s independent auditors), fees and expenses attributable to the preparation of the Partnership’s tax returns and reports, routine outside legal costs, and printing and mailing expenses.

Section 12.15. Legal Counsel. The Partners acknowledge and agree that Thompson & Knight LLP (“T&K”) (i) has represented the EnCap Partners and certain of their Affiliates in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement, (ii) has not represented the Partnership or any Partner other than the EnCap Partners, and (iii) in no event shall an attorney/client relationship be deemed to exist between T&K, on the one hand, and the Partners (other than the EnCap Partners) or any of their respective Affiliates, or the Partnership, on the other hand, in respect of T&K’s representation as described in clauses (i) and (ii) above.

Section 12.16. Counterparts. This Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.

Section 12.17. Confidentiality. Except as required by Applicable Law or judicial order or decree or by any Governmental Entity, each Partner will, and will cause each of its Managers, agents or other representatives to, keep confidential all non-public information received from or otherwise relating to, the Partnership, its subsidiaries, properties and businesses (“Confidential Information”) and will not, and will not permit its Managers, agents or other Representatives (as defined below) to, (a) disclose Confidential Information to any other person other than (i) to another party hereto for a valid business purpose of the Partnership, or (ii) in the case of Partners who are also officers of the Partnership, in carrying their duties in the best interests of the Partnership, or (b) use Confidential Information for anything other than as necessary and appropriate in carrying out the business of the Partnership. The restrictions set forth in this Agreement do not apply to any disclosures relating to U.S. federal and state income tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions and tax analyses) relating to the tax treatment and tax structure, not including information relating to the identity of the Partners, their Affiliates, agents, or advisors, and to any disclosures required by law or regulatory authority (pursuant to the advice of counsel), so long as (x) the person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Partnership stating the basis upon which the disclosure is asserted to be required, and (y) the person subject to such disclosure obligations takes all reasonable steps to oppose or mitigate any such disclosure. As used in this Agreement, the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Partner or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) is or was available to such Partner on a non-confidential basis prior to its disclosure to such Partner or its Representatives by the Partnership, or (iii) was or becomes available to such Partner on a non-confidential basis from a source other than the Partnership, which source is or was (at the time of receipt of the relevant information) not, to the best of such Partner’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Partnership or another person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

GENERAL PARTNER:

ECLIPSE HOLDINGS GP, LLC

By:	EnCap Energy Capital Fund VIII, L.P.,
Sole Member of Eclipse GP, LLC

By:	EnCap Equity Fund VIII GP, L.P.,
General Partner of EnCap Energy Capital Fund
VIII, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VIII GP,
L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:
Name:
Title:	Managing Partner

Signature Pages

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

LIMITED PARTNERS:

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
General Partner of EnCap Energy Capital
Fund VIII, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VIII
GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:
Name:
Title:	Managing Partner

ENCAP ENERGY CAPITAL FUND VIII CO-INVESTORS, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
General Partner of EnCap Energy Capital Fund VIII
Co-Investors, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VIII
GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:
Name:
Title:	Managing Partner

Signature Pages

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

ENCAP ENERGY CAPITAL FUND IX, L.P.

By:	EnCap Equity Fund IX GP, L.P.,
General Partner of EnCap Energy Capital
Fund IX, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund IX GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.

By:
Name:
Title:	Managing Partner

Signature Pages

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

THE HULBURT FAMILY II LIMITED PARTNERSHIP

By:	BWH Management Company II, LLC,
General Partner

By:
Name:	Benjamin W. Hulburt
Title:	Manager

CKH PARTNERS II, L.P.

By:	CKH Management Company II, LLC,
General Partner

By:
Name:	Christopher K. Hulburt
Title:	Manager

KIRKWOOD CAPITAL, L.P.

By:	Mountaineer Ventures, LLC,
General Partner

By:
Name:	Thomas S. Liberatore
Title:	Manager

ECLIPSE MANAGEMENT, L.P.

By:	Eclipse Management GP, LLC,
General Partner

By:
Name:	Benjamin W. Hulburt
Title:	Manager

Signature Pages

SCHEDULE I

		(a)	(b)	(c)	(d)	(e)
PARTNER	ADDRESS	INITIAL CONTRIBUTED ECLIPSE I UNITS (contributed to the Partnership on the Effective Date)	UNITS IN THE PARTNERSHIP (issued on the Effective Date)	REMAINING CONTRIBUTED INTERESTS (to be contributed to the Partnership on the Subsequent Closing Date)	UNITS IN THE PARTNERSHIP (to be issued on the Subsequent Closing Date)	TOTAL UNITS IN THE PARTNERSHIP (the sum of column (b) and column (d))

Eclipse Holdings GP, LLC	c/o EnCap Investments L.P. 1100 Louisiana, Suite 4900 Houston, Texas 77002 Attention: Mark E. Burroughs, Jr. Fax: 713-659-6130 e-mail: mburroughs@encapinvestments.com	N/A	N/A	N/A	N/A	N/A

EnCap Energy Capital Fund VIII, L.P.	c/o EnCap Investments L.P. 1100 Louisiana, Suite 4900 Houston, Texas 77002 Attention: Mark E. Burroughs, Jr. Fax: 713-659-6130 e-mail: mburroughs@encapinvestments.com

EnCap Energy Capital Fund VIII Co-Investors, L.P.	c/o EnCap Investments L.P. 1100 Louisiana, Suite 4900 Houston, Texas 77002 Attention: Mark E. Burroughs, Jr. Fax: 713-659-6130 e-mail: mburroughs@encapinvestments.com

EnCap Energy Capital Fund IX, L.P.	c/o EnCap Investments L.P. 1100 Louisiana, Suite 4900 Houston, Texas 77002 Attention: Mark E. Burroughs, Jr. Fax: 713-659-6130 e-mail: mburroughs@encapinvestments.com

The Hulburt Family II Limited Partnership	c/o Eclipse Resources 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: Benjamin W. Hulburt e-mail: bhulburt@eclipseresources.com

Schedule I – Page 1

		(a)	(b)	(c)	(d)	(e)
PARTNER	ADDRESS	INITIAL CONTRIBUTED ECLIPSE I UNITS (contributed to the Partnership on the Effective Date)	UNITS IN THE PARTNERSHIP (issued on the Effective Date)	REMAINING CONTRIBUTED INTERESTS (to be contributed to the Partnership on the Subsequent Closing Date)	UNITS IN THE PARTNERSHIP (to be issued on the Subsequent Closing Date)	TOTAL UNITS IN THE PARTNERSHIP (the sum of column (b) and column (d))
CKH Partners II, L.P.	c/o Eclipse Resources 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: Christopher K. Hulburt e-mail: chulburt@eclipseresources.com

Kirkwood Capital, L.P.	c/o Eclipse Resources 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: Thomas S. Liberatore e-mail: tliberatore@eclipseresources.com

Eclipse Management, L.P.	c/o Eclipse Resources 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: Benjamin W. Hulburt e-mail: bhulburt@eclipseresources.com

Address of Partnership for Notice Purposes:

Eclipse Holdings, LP2121 Old

Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attention: Board of Managers

e-mail: bhulburt@eclipseresources.com

Schedule I – Page 2

EXHIBIT 2.1

DISTRIBUTION PERCENTAGES

This Exhibit is divided into three parts. Part I sets forth certain key defined terms utilized in connection with the definition of Distribution Percentage. Part II sets forth the definition of Distribution Percentage as utilized in the Agreement and this Exhibit. Part III sets forth various discount factors which shall be calculated in connection with the calculation of Payout No. 1, Payout No. 2, and Payout No. 3.

I. Certain Key Defined Terms

As used in this Exhibit 2.1:

“Delivery Date” means January 20, 2011.

With respect to each Payout Period, “Payout” occurs when:

(i) the aggregate cash distributions (and the Fair Market Value of in kind distributions following the Subsequent Closing Date) that the EnCap Partners have actually received from the Partnership, when discounted at the applicable IRR Rate from the respective dates such cash distributions (or the Fair Market Value of in kind distributions) are received to the last day of the month in which the Delivery Date occurs, equal the aggregate Capital Contributions of the EnCap Partners to the Partnership, when discounted at the applicable IRR Rate from the respective dates such Capital Contributions are made to the last day of the month in which the Delivery Date occurs; and

(ii) the aggregate cash distributions (and the Fair Market Value of in kind distributions following the Subsequent Closing Date) that the EnCap Partners have actually received from the Partnership equal or exceed the product of (x) the applicable ROI Factor and (y) the aggregate Capital Contributions made by the EnCap Partners to the Partnership.

In connection with making the discount calculations contemplated by each Payout, each cash distribution and Capital Contribution shall be deemed to have been made on the last day of the month during which it was paid or received, and shall be discounted by the applicable discount factor for such month as set forth in Part III of this Exhibit 2.1. In addition, for purposes of computing Payout, the references in paragraphs (i) and (ii) above to “the aggregate Capital Contributions made by the EnCap Partners to the Partnership” shall not be deemed to include any Uplift Amount. In addition, for purposes of computing Payout and the Uplift Amount (as defined below) (i) any capital contributions made (or deemed to be made) by any Partner to Eclipse I prior to the Subsequent Closing Date will be deemed to have been made as Capital Contributions to the Partnership as of the dates originally made (or deemed to have been made) to Eclipse I, and (ii) any cash distributions made by Eclipse I to any Partner prior to the Subsequent Closing Date will be deemed to have been made as cash distributions by the Partnership to such Partner as of the dates originally made to such Partner.

Exhibit 2.1 – Page 1

“Payout No. 1” means the occurrence of Payout utilizing the IRR Rate and the ROI Factor set forth opposite “Payout No. 1” in the table below; “Payout No. 2” means the occurrence of Payout utilizing the IRR Rate and the ROI Factor set forth opposite “Payout No. 2” in the table below; and “Payout No. 3” means the occurrence of Payout utilizing the IRR Rate and the ROI Factor set forth opposite “Payout No. 3” in the table below.

Payout	IRR Rate	ROI Factor
Payout No. 1	8% per annum compounded monthly	1.10
Payout No. 2	20% per annum compounded monthly	1.75
Payout No. 3	30% per annum compounded monthly	2.50

“Uplift Amount” means the agreed upon increase in the amount of Capital Contributions to the Partnership that certain Partners are deemed to have made pursuant to Section 3.6(f) of the Eclipse I Partnership Agreement.

II. Distribution Percentage

As used in the Agreement, “Distribution Percentage” means:

(i) when used with respect to the General Partner, 0.00%;

(ii) when used with respect to a Limited Partner holding Class A Units at a particular point in time, the percentage amount equal to A multiplied by B, where :

“A” is the percentage amount set forth in the table below (x) under the heading “Partners Holding Class A Units” and (y) opposite the particular Payout Phase referenced in the table below then in existence at such point in time; and

“B” is a fraction, the numerator of which is the number of Class A Units then held by such Limited Partner at such point in time and the denominator of which is the total number of Class A Units issued and outstanding at such point in time;

(iii) when used with respect to a Limited Partner holding Class B Units at a particular point in time, the percentage amount equal to A multiplied by B, where :

“A” is the percentage amount set forth in the table below (x) under the heading “Partners Holding Class B Units” and (y) opposite the particular Payout Phase referenced in the table below then in existence at such point in time; and

“B” is a fraction, the numerator of which is the number of Class B Units then held by such Limited Partner at such point in time and the denominator of which is the total number of Class B Units issued and outstanding at such point in time;

(iv) when used with respect to a Limited Partner holding Series C-1 Units at a particular point in time prior to the Class C Distribution Adjustment Point (as defined below): the percentage amount equal to A multiplied by B, where :

“A” is the percentage amount set forth in the table below (x) under the heading “Partners Holding Class C Units” and (y) opposite the particular Payout Phase referenced in the table below then in existence at such point in time; and

Exhibit 2.1 – Page 2

“B” is a fraction, the numerator of which is the number of Series C-1 Units then held by such Limited Partner at such point in time and the denominator of which is the total number of Series C-1 Units issued and outstanding at such point in time;

(v) when used with respect to a Limited Partner holding Series C-2 Units at a particular point in time prior the Class C Distribution Adjustment Point, 0%; and

(vi) when used with respect to a Limited Partner holding Class C Units at a particular point in time after the Class C Distribution Adjustment Point, the percentage amount equal to A multiplied by B, where :

“A” is the percentage amount set forth in the table below (x) under the heading “Partners Holding Class C Units” and (y) opposite the particular Payout Phase referenced in the table below then in existence at such point in time; and

“B” is a fraction, the numerator of which is the number of Class C Units then held by such Limited Partner at such point in time and the denominator of which is the total number of Class C Units issued and outstanding at such point in time.

For purposes of paragraphs (iv), (v) and (vi) above, the term “Class C Distribution Adjustment Point” shall mean the point in time when the holders of the Series C-1 Units have received aggregate cash distributions (and the Fair Market Value of any in kind distributions) from the Partnership pursuant to paragraph (iv) above equal to $40,000,000.

Payout Phase	Partners Holding Class A Units	Partners Holding Class B Units	Partners Holding Class C Units
Prior to Payout No. 1	A	B	0.00%
After Payout No. 1 but Prior to Payout No. 2	C	D	12.07%
After Payout No. 2 but Prior to Payout No. 3	E	F	22.42%
After Payout No. 3	G	H	27.59%

In the above table:

“A” is a percentage amount equal to (i) the aggregate Capital Contributions actually made to the Partnership by those Partners holding Class A Units divided by (ii) the aggregate Capital Contributions actually made to the Partnership by those Partners holding Class A Units and Class B Units.

“B” is a percentage amount equal to (i) the aggregate Capital Contributions actually made to the Partnership by those Partners holding Class B Units divided by (ii) the aggregate Capital Contributions actually made to the Partnership by those Partners holding Class A Units and Class B Units.

“C” is a percentage amount equal to A minus X1, where “X1” equals A multiplied by 12.07%.

Exhibit 2.1 – Page 3

“D” is a percentage amount equal to 100% minus X2, where “X2” is the sum of C plus 12.07%.

“E” is a percentage amount equal to A minus X3, where “X3” equals A multiplied by 22.42%.

“F” is a percentage amount equal to 100% minus X4, where “X4” is the sum of E plus 22.42%.

“G” is a percentage amount equal to A minus X5, where “X5” equals A multiplied by 27.59%.

“H” is a percentage amount equal to 100% minus X6, where “X6” is the sum of G plus 27.59%.

For purposes of A and B above, the aggregate Capital Contributions actually made to the Partnership by a Partner holding Class A Units or Class B Units shall be deemed to include the Uplift Amount.

II. Discount Factors

[Attached Hereto]

Exhibit 2.1 – Page 4

EXHIBIT 5.1

ALLOCATIONS OF PROFITS AND LOSSES

AND

OTHER TAX MATTERS

ARTICLE I.

TAX DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein shall have the meanings assigned to them in the Limited Partnership Agreement of Eclipse Holdings, L.P. dated as of                          , 2014 (the “Agreement”) to which this Exhibit is attached, or as follows:

(a) Adjusted Capital Account Deficit

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit from such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

Exhibit 5.1 – Page 1

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b) Allocation Year

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2014, (ii) any subsequent period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) above for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, deduction, losses and credits pursuant to Article II.

(c) Book Depreciation

“Book Depreciation” means the depreciation, amortization, or other cost recovery deduction (excluding depletion with respect to Depletable Property) allowable for federal income tax purposes to the Partnership for any Allocation Year with respect to any Partnership property except as calculated as set forth below (and to the extent applicable in a manner consistent with section 1.704-3(d)(2) of the Regulations). To the extent consistent with such Regulations, Book Depreciation with respect to a Partnership property shall be equal to the amount that bears the same proportion to the Book Value of the Partnership property as of the beginning of such Allocation Year (or the date of acquisition or contribution if the property is acquired or contributed during such Allocation Year) as the depreciation or amortization for federal income tax purposes for such period bears to the property’s adjusted tax basis as of the beginning of such Allocation Year (or the date of acquisition if the property is acquired during such Allocation Year). If the property’s adjusted tax basis is equal to zero, the amount of “Book Depreciation” allowable to the Partnership for any Allocation Year with respect to the Partnership property in question shall be determined under method selected by the General Partner.

(d) Book Liability Value

“Book Liability Value” means with respect to any liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s length transaction. The Book Liability Value of each liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Values; provided that such adjustments shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(e) Book/Tax Disparity Property

“Book/Tax Disparity Property” shall mean any Partnership property that has a Gross Asset Value, which is different from its adjusted tax basis to the Partnership. Thus, any property (other than cash) that is contributed to the capital of the Partnership by a Partner shall be a Book/Tax Disparity Property if its initial Gross Asset Value is not equal to the Partnership’s initial tax basis in the property. In addition, once the Gross Asset Value of a Partnership property is adjusted to an amount other than is adjusted tax basis, the property shall thereafter be a “Book/Tax Disparity Property”.

Exhibit 5.1 – Page 2

(f) Gross Asset Value

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values as reasonably determined by the General Partner upon (a) the acquisition of additional Partnership interests by a new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets in redemption of Partnership interests; (c) the date of the grant of a Partnership interest (other than a de minimis Partnership interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; or (d) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that the adjustments pursuant to clauses (a), (b) and (c) above shall be made only if determined to be necessary by the General Partner;

(ii) the Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as agreed by the General Partner and the distributee Partner;

(iii) the Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values will not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to the foregoing clause (i) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii);

(iv) if the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to clauses (i) or (iii) above or (v) below, such Gross Asset Value shall be adjusted each Allocation Year by the Book Depreciation with respect to such asset taken into account for purposes of computing Profits or Losses for such year; and

(v) the initial Gross Asset Value of any property contributed by a Partner to the Partnership shall be the fair market value as of the date of the contribution as determined by the General Partner; provided, however, that in connection with contributions described in Section 3.1 of the Agreement of the Class C Units, the Gross Asset Value shall be equal to the capital account balance attributable to the contributed Class C Units at the time of its contribution.

Exhibit 5.1 – Page 3

(g) Nonrecourse Deductions

“Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(b)(1) and (c) of the Regulations.

(h) Nonrecourse Liability

“Nonrecourse Liability” of the Partnership shall mean any Partnership liability treated as a “nonrecourse liability” under sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

(i) Nonrecourse Minimum Gain

“Nonrecourse Minimum Gain” of the Partnership shall mean the amount of “minimum gain” of the Partnership that is attributable to Nonrecourse Liabilities (as determined strictly in accordance with sections 1.704-2(d) and 1.704-2(k) of the Regulations).

(j) Partially Adjusted Capital Account

“Partially Adjusted Capital Account” means, with respect to each Allocation Year and with respect to each Partner during such year, the Capital Account balance of such Partner at the beginning of such year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section 2.1(a) through (g) made to such Partner for such year, but before giving effect to any allocations of Profits or Losses (or items thereof) for such year pursuant to Section 2.1(h).

(k) Partner Nonrecourse Minimum Gain

“Partner Nonrecourse Minimum Gain” of the Partnership shall mean the amount of “minimum gain” of the Partnership that is attributable to Partner Nonrecourse Debt (as determined strictly in accordance with sections 1.704-2(i)(3) and 1.704-2(k)(5) of the Regulations). A Partner’s share of such “Partner Nonrecourse Minimum Gain” shall be calculated in accordance with the provisions of section 1.704-2(i)(5) of the Regulations.

(l) Partner Nonrecourse Debt

“Partner Nonrecourse Debt” shall mean any Partnership liability that is treated as “partner nonrecourse debt” under section 1.704-2(b)(4) of the Regulations.

(m) Partner Nonrecourse Deductions

“Partner Nonrecourse Deductions” of the Partnership shall mean any and all items of Book Depreciation and other expenses that are treated as “partner nonrecourse deductions” under sections 1.704-2(i)(2) and (3) of the Regulations.

(n) Profits or Losses

“Profits or Losses” means, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

Exhibit 5.1 – Page 4

(i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such income or loss;

(ii) the computation of all items of loss and deduction shall be made without regard to the fact that items described in Section 705(a)(2)(B) of the Code or pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) are neither currently deductible nor capitalized for federal income tax purposes;

(iii) any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Gross Asset Value with respect to such property as of such date;

(iv) in lieu of depreciation, amortization and other cost recovery deductions (excluding depletion with respect to Depletable Properties) taken into account in computing taxable income or loss, there will be taken into account Book Depreciation for such year;

(v) if the Gross Asset Value of any Partnership asset is adjusted under clause (ii) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses;

(vi) In the event the Book Liability Value of any liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Partnership) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Partnership) and such items, and any other items relating to Book Liability Values determined by the General Partner to be appropriate in determining Capital Accounts, shall be taken into account for purposes of computing Profits or Losses;

(vii) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii) any items which are specially allocated pursuant to the provisions of Section 2.1(a) through (g) shall not be taken into account in computing Profits or Losses.

Exhibit 5.1 – Page 5

(o) Target Capital Account

“Target Capital Account” means, with respect to each Allocation Year and with respect to each Partner during such year, the amount (which may be either a positive or a deficit balance) equal to the difference between (i) the amount of the hypothetical distribution (if any) that such Partner would receive if, on the last day of such year, (x) all Partnership assets, including cash, were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such year, (y) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Partner Nonrecourse Debt, to the Gross Asset Value of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 8.2(a) of the Agreement and (ii) the sum of (x) the amount, if any, without duplication, that such Partner would be obligated to contribute to the capital of the Partnership pursuant to any provision of this Agreement, if applicable, (y) such Partner’s share of Nonrecourse Minimum Gain determined pursuant to Section 1.704-2(g) of the Regulations, and (z) such Partner’s share of Partner Nonrecourse Minimum Gain determined pursuant to Section 1.704-2(i)(5) of the Regulations, all computed immediately prior to the hypothetical sale described in clause (i) hereof.

(p) Tax Depreciation

“Tax Depreciation” for any Allocation Year shall mean the amount of depreciation, cost recovery or other amortization deductions allowable to the Partnership for Federal income tax purposes for such year.

(q) Tax Matters Partner

“Tax Matters Partner” shall mean the General Partner or any other Partner designated in Section 3.2(a) hereof as the “tax matters partner,” for purposes of section 6231(a)(7) of the Code.

ARTICLE II.

ALLOCATIONS OF PROFITS AND LOSSES

Section 2.1 Allocation Of Book Items. Before the allocations of Profits or Losses (or items thereof) pursuant to Section 2.1(h), the following special allocations shall be made in the following order:

(a) Pursuant to section 1.704-2(f) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Nonrecourse Minimum Gain of the Partnership for the Allocation Year (or if there was a net decrease in Nonrecourse Minimum Gain for a prior Allocation Year and the Partnership did not have sufficient amounts of income or gain during the Allocation Year to allocate to the Partners under this Section 2.1(a)), then items of Partnership income or gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 2.1 for such year, to each Partner in proportion to, and to the extent of, the total net decrease in such Partner’s share of the Nonrecourse Minimum Gain (determined and adjusted in accordance with the provisions of section 1.704-2(g) of the Regulations).

Exhibit 5.1 – Page 6

As provided in section 1.704-2(j) of the Regulations, income of the Partnership allocated for any Allocation Year under this Section 2.1(a) shall consist first of a pro rata portion of gain recognized from the disposition of Partnership property subject to a Nonrecourse Liability and discharge of indebtedness income relating to the Nonrecourse Liability to which the Property is subject, with any remaining allocated income deemed to be made up of a pro rata portion of the Partnership’s other items of income and items of gain for such year (provided that gain from the disposition of property which is subject to Partner Nonrecourse Debt and discharge of indebtedness income relating to the Partner Nonrecourse Debt to which the Property is subject shall be allocated under this Section 2.1(a) only to the extent not allocated under Section 2.1(b) hereof).

(b) Pursuant to section 1.704-2(i)(4) of the Regulations (relating to partner nonrecourse minimum gain chargebacks), if there is a net decrease in Partner Nonrecourse Minimum Gain of the Partnership for such taxable year or other period (or if there was a net decrease in Partner Nonrecourse Minimum Gain for a prior taxable year or other period and the Partnership did not have sufficient amounts of income during prior taxable year or other period to allocate to the Partners under this Section 2.1(b)), then items of Partnership income and gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 2.1 for such taxable year, to the Partners with shares of such minimum gain as of the first day of such taxable year or other period in proportion to, and to the extent of, such Partner’s share of the net decrease in such minimum gain all as provided under section 1.704-2(i)(4) of the Regulations.

As provided in section 1.704-2(j) of the Regulations, income of the Partnership allocated for any taxable year or other period under this Section 2.1(b) shall consist first of a pro rata portion of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt and discharge of indebtedness income relating to the Partner Nonrecourse Debt to which the Property is subject, with any remaining allocated income deemed to be made up of a pro rata portion of the Partnership’s other items of income and other items of gain for such year (provided that items of gain from the disposition of property which is subject to a Nonrecourse Liability and discharge of indebtedness income relating to the Nonrecourse Liability to which the Property is subject shall be allocated under this Section 2.1(b) only to the extent not allocated under Section 2.1(a) hereof).

(c) The General Partner shall use all reasonable efforts to prevent any allocation from causing or increasing an Adjusted Capital Account Deficit. Consistent therewith and pursuant to section 1.704-1(b)(2)(ii)(d) of the Regulations (relating to “qualified income offsets”), all Partnership income shall be allocated, after giving tentative effect to all other allocations to be made pursuant to this Section 2.1 for the Allocation Year, proportionately among the Partners with Adjusted Capital Accounts Deficit (as determined after giving tentative effect to all other adjustments attributable to the allocations provided for in this Section 2.1) in amounts and the manner sufficient to eliminate such deficit balances as quickly as possible. As provided in section 1.704-1(b)(2)(ii)(d) of the Regulations, Partnership income allocated hereunder for the Allocation Year shall consist of a pro rata portion of each item of income for, and of gain occurring during, such year.

(d) In the event any Partner has a deficit balance in its Capital Account at the end of any Allocation Year that is in excess of the amount such Partner is obligated to restore under this Agreement or pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income or gain in the amount

Exhibit 5.1 – Page 7

of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.1(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance in excess of such amount after all other allocations provided in this Section 2.1 have been made as if Section 2.1(c) and this Section 2.1(d) were not contained in this Agreement

(e) Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1).

(f) For any Allocation Year, all Nonrecourse Deductions shall be allocated among the Partners in proportion to their respective Distribution Percentages for such Allocation Year. As provided in section 1.704-2(j) of the Regulations, Nonrecourse Deductions allocated hereunder for any Allocation Year shall consist first of Book Depreciation with respect to property which is subject to Nonrecourse Liability for such year with any remaining Nonrecourse Deductions deemed to be made up of a pro rata portion of the Partnership’s other deductions or losses for such year (provided that Book Depreciation with respect to property which is subject to Partner Nonrecourse Debt shall be allocated under this Section 2.1(f) only to the extent not allocated under Section 2.1(e) hereof).

(g) (i) To the extent any adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increased the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

(ii) Simulated Depletion for each Depletable Property and Simulated Loss upon the Disposition of a Depletable Property shall be allocated among the Partners in proportion to their shares of the Simulated Basis in such property.

(h) (i) For each Allocation Year, after giving effect to Sections 2.1(a) through (g), the rules set forth below in this Section 2.1(h) shall apply for the purpose of determining each Partner’s allocable share of the items of income, gain, loss and deduction of the Partnership comprising Profits and Losses of the Partnership for such year and determining special allocations of other items of income, gain, loss and deductions set forth below.

(ii) The items of income, gain, deduction and loss of the Partnership comprising Profits or Losses for an Allocation Year shall be allocated among the persons who were Partners during such year in a manner that will reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such year. No portion of the Losses for any Allocation Year shall be allocated to a Partner whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such year. No portion of the Profits for any Allocation Year shall be allocated to any Partner whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such year.

Exhibit 5.1 – Page 8

(iii) Determination of Items Comprising Allocations.

(X) If the Partnership has a Profits for an Allocation Year, then, (A) for any Partner whose Partially Adjusted Capital Account balance needs to be decreased pursuant to Section 2.1(h)(ii), the allocations required by Section 2.1(h)(ii) shall be comprised of a proportionate share (based on the relative amounts by which their Partially Adjusted Capital Accounts need to reduced) of each of the Partnership’s items of deduction or loss entering into the computation of Profits for such year to the extent necessary to eliminate, to the maximum extent possible for such year, the differential between their respective Partially Adjusted Capital Accounts and Target Capital Accounts, and (B) the allocations made pursuant to Section 2.1(h)(ii) in respect of each other Partner not described in the foregoing Section 2.1(h)(iii)(X) (A) shall be comprised of a proportionate share (based upon the relative amounts by which their Partially Adjusted Capital Accounts need to be adjusted) of each Partnership item of income, gain, deduction and loss entering into the computation of Profits for such year (other than the portion of each Partnership item of deduction and loss, if any, allocated pursuant to Section 2.1(h)(iii)(X)(A) hereof).

(Y) If the Partnership has Losses for an Allocation Year, then, (A) for any Partner whose Partially Adjusted Capital Account balance needs to be increased pursuant to Section 2.1(h)(ii) hereof, the allocations required by Section 2.1(h) shall be comprised of a proportionate share (based on the relative amounts by which their Partially Adjusted Capital Accounts need to be increased) of each of the Partnership’s items of income or gain entering into the computation of Losses for such year to the extent necessary to eliminate, to the maximum extent possible for such year, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts, and (B) the allocations made pursuant to Section 2.1(h)(ii) in respect of each other Partner not described in the foregoing Section 2.1(h)(iii)(Y) (A) shall be comprised of a proportionate share (based upon the relative amounts by which their Partially Adjusted Capital Accounts need to be adjusted) of each Partnership item of income, gain, deduction and loss entering into the computation of Losses, for such year (other than the portion of Partnership items of income or gain, if any, that is allocated pursuant to Section 2.1(h)(iii)(Y) (A) above.

(Z) Notwithstanding anything to the contrary in this Section 2.1(h), the amount of Losses or items of Partnership deduction and loss allocated pursuant to this Section 2.1(h) to any Partner shall not exceed the maximum amount of the Losses or such items that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses or such items in excess of the limitation set forth in this Section 2.1(h)(iii)(Z) shall be allocated first to Partners who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances as adjusted in accordance with subdivisions (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Partner would be entitled to any further allocation, and thereafter to all Partners in accordance with the provisions of Section 1.704-1(b)(3) of the Regulations.

Section 2.2 Allocation Of Tax Items.

(a) Except as otherwise provided in this Section 2.2 hereof, each Tax Item shall be allocated among the Partners in the same manner as each correlative item of “book” income, gain, deduction or loss is allocated pursuant to the provisions of Section 2.1 hereof.

Exhibit 5.1 – Page 9

(b) The Partners hereby acknowledge that all Tax Items in respect of Book/Tax Disparity Property are required to be allocated among the Partners in the same manner as under section 704(c) of the Code (as specified in sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) of the Regulations) and that the principles of section 704(c) of the Code require that such Tax Items must be shared among the Partners so as to take account of the variation between the adjusted tax basis and Gross Asset Value of each such Book/Tax Disparity Property. Thus, notwithstanding anything in Sections 2.1 or 2.2(a) hereof to the contrary, the Partners’ distributive shares of Tax Items in respect of each Book/Tax Disparity Property shall be separately determined and allocated among the Partners in accordance with the principles of section 704(c) of the Code. Any elections or decisions relating to allocations under this Section 2.2(b) will be made by the General Partner. For the avoidance of doubt, any tax items attributable to Book/Tax Disparity Property owned by Eclipse Resources shall be allocated among the Partners that takes into account the Partner’s remaining share of built-in gain or built-in loss in accordance with the rules of Section 1.704-3(a)(8) of the Regulations.

(c) For purposes of determining the nature (as ordinary or capital) of any item of income, gain or Profits among the Partners for federal income tax purposes pursuant to Section 2.1 hereof, the portion of such profit required to be recognized as ordinary income pursuant to sections 1245 and/or 1250 of the Code shall be deemed to be allocated among the Partners in the manner provided in Section 1.1245-1(e) or Section 1.1250-(f), as applicable.

(d) Subject to the other provisions of this Section 2.2, “Tax Gain” shall mean the excess of (i) the amount realized by the Partnership in connection with the disposition of any Partnership property (as determined under section 1001 of the Code) over the (ii) adjusted tax basis of such property at the time of disposition.

(e) “Excess nonrecourse liabilities” of the Partnership, within the meaning of section 1.752-3(a)(3), shall be allocated first among the Partners in proportion to and to the extent of the amount of built-in gain that is allocable to each Partner with respect to property under Section 704(c) of the Code (or reverse Section 704(c) allocations (as such term is defined in Section 1.704-3 of the Regulations) to the extent such gain exceeds the gain described in Section 1.752-3(a)(2) of the Regulations with respect to the property and then among the Partners in proportion to their respective Distribution Percentages for the Allocation Year. For this purpose, and in accordance with Section 1.752-4(a) of the Regulations, the liabilities of Eclipse Resources allocated to the Partnership shall be treated as liabilities of the Partnership for purposes of allocating the liabilities among the Partners.

(f) All tax credits shall be allocated among the Partners as determined by the General Partner, consistent with applicable laws.

(g) Partners shall be bound by the provisions of this Article II in reporting their distributive shares of Partnership items of increase, gain, deduction, loss and credit.

(h) Cost and percentage depletion deductions with respect to property the production from which is subject to depletion (herein sometimes called “Depletable Property”) shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Capital Interest Percentage as of the time such

Exhibit 5.1 – Page 10

Depletable Property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with the Partners’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Partnership’s Depletable Properties pursuant to clause (ii) of the definition of Book Value (or at the time of any material additions to the federal income tax basis of such Depletable Property); provided however, that the federal income tax basis of each Depletable Property owned by Eclipse Resources at the time of the contribution of the Class C Units to the Partnership pursuant to Section 3.1 shall be allocated among the Partners in the same amount and manner that the federal income tax basis was allocated to such Partner immediately prior to the contribution of that Partner’s Class C Units, and for the avoidance of doubt, no reallocation of federal income tax basis of Depletable Property shall be required in connection with the contribution of the Class C Units to the Partnership pursuant to Section 3.1 of the Agreement. Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) of the Code that apply the principles of Section 704(c) of the Code.

(i) For purposes of the separate computation of gain or loss by each Partner on the taxable Disposition of Depletable Property, the amount realized from such Disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized over the amount of Simulated Basis shall be allocated consistent with the allocation of Simulated Gains under Section 2.2(a), above; provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) of the Code that apply the principles of Section 704(c) of the Code. The provisions of this Section 2.2(i) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulation Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(j) Each Partner shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner shall within thirty (30) days of a written request by the Partnership advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.

Exhibit 5.1 – Page 11

Section 2.3 Allocations Of Profits And Losses And Distributions In Respect Of Partnership Interests Transferred. If any Partnership Interest is Transferred, or is increased or decreased by reason of the admission of a new Partner or otherwise, during any taxable year, each Partner’s distributive share of Profits or Losses and each item of income, gain, deduction or loss shall be determined by use of any method reasonably determined by the General Partner and permitted under Section 706(d) of the Code to account for the varying interests of the Partners.

ARTICLE III.

OTHER TAX MATTERS

Section 3.1 Tax Elections.

(a) For tax purposes, the Partnership shall elect to use the calendar year as its taxable year and to report income and loss under the accrual method of accounting.

(b) For tax purposes, the Partnership shall elect to deduct, up to the maximum extent allowable, of expenses incurred in organizing the Partnership in the year in which the Partnership commences business and deduct any remaining amount of such expenses ratably over a one hundred eighty (180) month period as provided in section 709 of the Code.

(c) For tax purposes, the Partnership shall elect to deduct, up to the maximum extent allowable, of all treat all start-up expenditures in the year in which the Partnership commences business and deduct any remaining amount of such expenses ratably over a one hundred eighty (180) month period as provided in section 195 of the Code.

(d) For Federal income tax purposes, the Partnership shall compute depreciation under section 168 of the Code with respect to its items of real property which are “recovery property” within the meaning of such section and for this purpose shall utilize the straight-line method.

(e) In connection with any Transfer or other assignment of a Partnership Interest permitted by the terms and provisions of this Agreement or in connection with the distribution of any Partnership property to a Partner, the General Partner shall, at the written request of the transferor, transferee or other successor or distributee, cause the Partnership at the time and in the manner provided in section 1.754-1(b) of the Regulations (or any like statute or regulation then in effect), to make an election to adjust the basis of the Partnership’s property in the manner provided in sections 734(b) and 743(b) of the Code (or any like statute or regulation then in effect).

(g) Except as otherwise expressly provided in the Agreement, any other tax election or methods of accounting shall be made as determined by the Board of Managers.

Exhibit 5.1 – Page 12

Section 3.2 Tax Matters Partner.

(a) The General Partner is hereby designated the Tax Matters Partner of the Partnership pursuant to section 6231 (a)(7)(A) of the Code subject to replacement by the Board of Managers, and shall have the power and authority specified in Sections 6221-6234 of the Code (and any comparable provisions of state or local law) in respect of any tax proceeding involving Partnership Tax Items, and in furtherance of its duties shall act in accordance with the instructions of a Manager designated by the Board of Managers of its agent from time to time.

(b) The Tax Matters Partner may, at the expense of the Partnership, retain accountants, lawyers, and other professionals to participate in the audit or judicial proceedings.

(c) Without the consent of the Board of Managers, the Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments.

(d) Except for the Tax Matters Partner, no Partner shall file, pursuant to section 6227 of the Code, a request for an administrative adjustment of items for any Partnership taxable year.

(e) Without the consent of the Board of Managers, the Tax Matters Partner shall not enter into a settlement agreement with respect to any Partnership items (within the meaning of section 6231(a)(3) of the Code).

(g) All expenses incurred by the Tax Matters Partner with respect to any tax matter that does or may affect the Partnership, or any Partner by reason thereof, including but not limited to expenses incurred by the Tax Matters Partner in connection with the preparation of Partnership tax returns and Partnership level administrative or judicial tax proceedings, shall be paid for out of Partnership assets and shall be treated as Partnership expenses. The cost of any adjustments to any Partner and the cost of any resulting audits or adjustments with respect to such Partner will be borne solely by such Partner without reimbursement by the Partnership.

(h) The provisions of this Section 3.2 shall survive the termination of the Partnership or the termination of any Partner’s Partnership Interest and shall remain binding on the Partners for a period of time necessary to resolve with the IRS or the United States Department of the Treasury any and all matters regarding the United States Federal income taxation of the Partnership.

(i) The Tax Matters Partner shall promptly notify the Partners if any tax return or report of the Partnership is audited or any adjustments in such tax return or reports are proposed by any governmental body.

Section 3.3 Inconsistent Treatment Of Partnership Items. No Limited Partner shall file a notice of inconsistent treatment under section 6222(b) of the Code with respect to the treatment of Partnership items.

Exhibit 5.1 – Page 13

EXHIBIT 6.2(a)

BOARD OF MANAGERS

EnCap Designees	Mark E. Burroughs, Jr. Douglas E. Swanson, Jr. Robert L. Zorich D. Martin Phillips

Management Entities’ Designees	Benjamin W. Hulburt Christopher K. Hulburt Thomas S. Liberatore

Exhibit 6.2(a)

EXHIBIT 6.9

OFFICERS

Name	Office

Benjamin W. Hulburt	President and Chief Executive Officer

Thomas S. Liberatore	Executive Vice President and Chief Operating Officer

Matthew DeNezza	Executive Vice President and Chief Financial Officer

Christopher K. Hulburt	Executive Vice President, Secretary, and General Counsel

Roy Steward	Vice President and Chief Accounting Officer

Todd Bart	Vice President and Controller

Larry Gorski	Vice President, Administration

Daniel T. Sweeney	Assistant Secretary

Exhibit 6.9